   As filed with the Securities and Exchange Commission on November 6, 2000
                                                      Registration No. 333-37932
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------
                                AMENDMENT NO. 4
                                      TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          --------------------------

                               CATALOG.COM, INC.
             (Exact Name of Small Business Issuer in its Charter)

           Oklahoma                           7389                       73-1490346
(State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)       Identification Number)

                    14000 Quail Springs Parkway, Suite 3600
                         Oklahoma City, Oklahoma 73134
                                (405) 753-9300
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                 of Business)

            Robert W. Crull, President and Chief Executive Officer
                               Catalog.com, Inc.
                    14000 Quail Springs Parkway, Suite 3600
                         Oklahoma City, Oklahoma 73134
                                (405) 753-9300
           (Name, Address and Telephone Number of Agent for Service)
                      ----------------------------------

                                   COPIES TO:
        Irwin H. Steinhorn, Esq.                      Neil W. Townsend, Esq.
Conner & Winters, A Professional Corporation             Bingham Dana LLP
       One Leadership Square                             399 Park Avenue
    211 North Robinson, Suite 1700                New York, New York 10022-4689
    Oklahoma City, Oklahoma 73102                        (212) 318-7700
          (405) 272-5711
                          --------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

                                                                                          PROPOSED
                                                                       PROPOSED            MAXIMUM
                                                         AMOUNT        MAXIMUM            AGGREGATE
       TITLE OF EACH CLASS OF                            TO BE      OFFERING PRICE        OFFERING            AMOUNT OF
     SECURITIES TO BE REGISTERED                       REGISTERED  PER SECURITY (1)         PRICE          REGISTRATION FEE
     ---------------------------                       ----------  ----------------         -----          ----------------
Units, each consisting of (2).......................      368,000       $28.00            $10,304,000         $2,720.26
   (a)  four shares of common stock, and............    1,472,000           --                     --                --
   (b)  two warrants, with each warrant to
        purchase one share of common stock..........      736,000           --                     --                --
Common Stock issuable upon exercise of warrants,
including warrants underlying underwriter's
over-allotment option (3)...........................      736,000       $ 9.10            $ 6,697,600         $1,768.17
Total...............................................                                      $17,001,600         $4,488.42
Previously filed....................................                                      $15,180,100         $4,008.00
Amount due..........................................                                      $ 1,821,500         $  480.88

_______________

(1) Estimated solely for purposes of calculating the registration fees in accordance with Rule 457 under the Securities Act of 1933.

(2) Includes 48,000 units which the underwriters have the option to purchase to cover over-allotments, if any.

(3) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares and warrants as may be issuable pursuant to the antidilution provisions of the public warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2000

PRELIMINARY PROSPECTUS


                                    [LOGO]


                               CATALOG.COM, INC.



                                 320,000 Units


     This is an initial public offering of 320,000 units of Catalog.com, Inc. through the underwriters named in this prospectus on a firm-commitment basis. Each unit consists of four shares of our common stock and two redeemable public warrants. Each public warrant entitles the holder to purchase one share of our common stock. The common stock and public warrants will trade separately 30 days following issuance. No public market currently exists for our securities. We anticipate that the initial public offering price will be between $26.00 and $28.00 per unit.



     We have filed an application to list the units, common stock, and the public warrants on the American Stock Exchange under the symbols, "CLG," "CLG.U," and "CLG.WS."

                      -----------------------------------

     The underwriters may purchase up to 48,000 additional units at the initial public offering price less the underwriting discount to cover over-allotments. The 48,000 additional units are included in this offering.

                      -----------------------------------

            Investing in the units involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                      -----------------------------------


                                                  Per Unit       Total
                                                  --------       -----
             Initial Public Offering Price     $             $
             Underwriting Fees                 $             $
             Proceeds, Before Expenses, to
             Catalog.com, Inc.                 $             $

                      -----------------------------------

     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INSTITUTIONAL EQUITY CORPORATION

                                                   CAPITAL WEST SECURITIES, INC.

               The date of this prospectus is November ___, 2000

The information in this prospectus is not complete and may be changed. Catalog.com may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Prospectus Summary.....................................................................    1

Summary Financial and Operating Data...................................................    4

Risk Factors...........................................................................    5

Forward-Looking Statements.............................................................    8

Use of Proceeds........................................................................    9

Dividend Policy........................................................................    9

Dilution...............................................................................   10

Capitalization.........................................................................   11

Management's Discussion and Analysis of Financial Condition and Results of Operations..   13

Business...............................................................................   18

Management.............................................................................   30

Executive Compensation.................................................................   32

Transactions With Related Parties......................................................   35

Principal Shareholders.................................................................   36

Description of Securities..............................................................   38

Anti-takeover Effects of Provisions of the Certificate of Incorporation and Bylaws.....   40

Shares Eligible for Future Sale........................................................   43

Underwriting...........................................................................   44

Legal Matters..........................................................................   46

Experts................................................................................   46

Where You Can Get Additional Information...............................................   47

Index to Financial Statements..........................................................  F-1

                           -------------------------

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                              PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus before making a decision to purchase our common stock.

                               CATALOG.COM, INC.

Our Business

          Catalog.com, Inc. provides a comprehensive suite of Web site hosting services for businesses and organizations worldwide who want to outsource all or a portion of the establishment and maintenance of their Internet Web sites. These services include:

          . Registration services for .com, .net and .org domain names that are accredited by the Internet Corporation for Assigned Names and Numbers;

          .  Web site design and creation;

          .  Web site hosting and maintenance;

          . Creation and hosting of catalog and auction sites using our proprietary Web-based electronic commerce application;

          . Integration of our customers' Web sites with their back-office computer systems; and

          .  Providing Internet access services.

          We specialize in helping companies develop business-to-business, business-to-government and business-to-consumer marketplaces utilizing our proprietary Web-based electronic commerce software system. This system allows us to combine the catalog and auction items of multiple companies into specialized vertical marketplaces for a specific industry or specific purchasing groups. Our creative consulting services and proprietary software help businesses develop marketplaces that specifically serve a particular industry or government segment.

Corporate Information

          Our executive offices are located at 14000 Quail Springs Parkway, Suite 3600, Oklahoma City, Oklahoma 73134, telephone (405) 753-9300. Our Web site is located at www.catalog.com. The information on our Web site is not part
                   ---------------
of this prospectus and should not be considered in your decision to purchase our common stock.

                                 THE OFFERING

Securities Offered.................. 320,000 units. Each unit consists of four shares of common stock and two public
                                     warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will trade separately 30 days after issuance.

Public Warrants..................... The public warrants included in the units will be exercisable commencing 30 days
                                     after the offering. The exercise price of a public warrant will be $_________, which is 130% of the initial public offering price of one unit divided by four. The public warrants expire five years after completion of this offering. We have the right, commencing 18 months after the closing of the offering, to redeem the public warrants at a redemption price of $0.05 per public warrant. If the average closing price of the common stock equals or exceeds $______, which is 200% of the initial public offering price of one unit divided by four, for 10 consecutive trading days, we may give notice of redemption on the next day and redeem the public warrants 30 days later.

Common Stock Outstanding

          Prior to this Offering.... 4,192,530 shares

          After this Offering....... 5,472,530 shares

Use of Proceeds..................... We plan to use the proceeds from this offering for capital expenditures,
                                     including purchasing computer servers and other hardware and the building-out new and existing data centers, to repay an existing loan, to expand our sales staff, to increase advertising, and for general corporate purposes, including working capital and strategic acquisitions.

Proposed American Stock Exchange
Symbols............................. Common Stock--"CLG"
                                     Units offered in the offering--"CLG.U"
                                     Public warrants included in the units--
                                     "CLG.WS"

          Unless otherwise indicated, all of the information in this prospectus is based on the following assumptions:

          The 4,192,530 shares outstanding prior to this offering, after giving effect to the 2 for 1 stock split, include the following:

          .  3,398,332 shares outstanding at October 31, 2000, and

          . 794,198 shares to be issued on completion of this offering upon the conversion of all of our outstanding Series B preferred stock.

          The 5,472,530 shares that will be outstanding after this offering is based on the 4,192,530 shares outstanding prior to the offering, plus 1,280,000 shares of common stock to be sold by us in this offering.

          The number of shares of common stock that will be outstanding after this offering does not include:

          . 340,000 shares issuable upon the exercise of currently outstanding stock options with a weighted average exercise price of $3.37 per share;

          . 139,865 shares issuable upon the exercise of stock options which we intend to grant under the 1997 and 1999 stock option plans upon completion of this offering at a per share exercise price equal to the public offering price;

          . 145,752 shares issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;

          .  640,000 shares issuable upon exercise of the public warrants;

          . 192,000 shares included in the units issuable upon exercise of the underwriters' over-allotment option and the public warrants included in the units issuable under the underwriters' over-allotment option;

          . 96,000 shares issuable upon exercise of the public warrants included in the units issuable under the underwriters' over-allotment option;

          . 128,000 shares included in the units issuable upon exercise of the underwriter's warrants; and

          . 64,000 shares issuable upon exercise of the public warrants underlying the underwriter's warrants.

                     SUMMARY FINANCIAL AND OPERATING DATA
                (in thousands, except share and per share data)

          The following selected financial data should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus. The Statements of Operations Data for the years ended December 31, 1998 and 1999 and the Balance Sheet Data as of December 31, 1998 and 1999 are derived from the financial statements of Catalog.com that have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the nine-month periods ended September 30, 1999 and 2000 are derived from Catalog.com's internally-prepared financial statements and are unaudited. In management's opinion, the unaudited financial statements include all adjustments which Catalog.com considers necessary for a fair presentation of its financial position and the results of its operations for these periods. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations to be expected for the full year.

                                          Year ended December 31,     Nine Months ended September 30,
                                         -------------------------   ---------------------------------
                                             1998         1999           1999                 2000
                                         -----------   -----------   --------------       ------------
                                                                      (unaudited)      (unaudited)
Statement of Operations Data:
Revenues                                  $    1,913   $    2,838        $    2,062       $    2,826
Operating Costs and Expenses                   1,872        3,769             2,505            3,728
                                          ----------   ----------        ----------       ----------
Operating income (loss)                           41         (931)             (443)            (902)
OTHER INCOME (EXPENSES)
  Interest expense                               (86)        (132)             (115)             (65)
  Interest and other income                        5           47                18               48
                                          ----------   ----------        ----------       ----------
Net loss                                         (40)      (1,016)             (540)            (919)
Dividends on preferred stock                     (25)         (85)              (69)             (47)
                                          ----------   ----------        ----------       ----------

Net loss applicable
to common stockholders                    $      (65)  $   (1,101)       $     (609)      $     (966)
                                          ==========   ==========        ==========       ==========

Net loss applicable to
common stockholders per common share:
  Basic                                   $    (0.02)  $    (0.37)       $    (0.22)      $    (0.28)
                                          ==========   ==========        ==========       ==========
  Diluted                                 $    (0.02)  $    (0.37)       $    (0.22)      $    (0.28)
                                          ==========   ==========        ==========       ==========
Weighted average common
shares outstanding:
  Basic                                    3,424,974    2,970,890         2,829,925        3,396,634
                                          ==========   ==========        ==========       ==========
  Diluted                                  3,424,974    2,970,890         2,829,925        3,396,634
                                          ==========   ==========        ==========       ==========

                                                December 31,                September 30, 2000
                                          -----------------------   --------------------------------
                                             1998         1999           Actual          Pro Forma
                                          ----------   ----------   ---------------   --------------
Balance Sheet Data:
Cash                                      $      103   $    1,651        $      371       $    6,906(1)
Working capital (deficit)                       (542)       1,086              (595)           6,087(2)
Total assets                                   1,809        3,906             3,477            9,379(3)
Notes payable and capital
     lease obligations                         1,488          816               665                -(4)

Total stockholders' equity (deficit)            (478)        (972)           (1,882)           8,259(5)

-----------------

(1) Reflects remaining proceeds at an initial public offering price of $27.00 per unit, of approximately $6,535,000 after deducting offering costs of approximately $1,440,000 and repayment of outstanding debt of approximately $665,000.

(2) Reflects remaining proceeds of $6,535,000 and reduction of the current portion of long-term debt of approximately $147,000.

(3) Reflects remaining proceeds of $6,535,000 less the elimination of other assets of $245,000 previously capitalized relating to issuance costs on the Series B preferred stock converted at the closing of this offering, the elimination of $370,000 of deferred cost directly related to this initial public offering and the elimination of $18,000 of unamortized debt issuance costs.

(4) Reflects repayment of approximately $665,000 of outstanding debt.

(5) Reflects total proceeds of $8,640,000, at an initial public offering price of $27.00, less offering costs of $1,440,000, repayment of outstanding debt of $665,000, elimination of $245,000 of Series B preferred stock issuance costs, elimination of $370,000 of deferred costs directly related to this initial public offering and the elimination of $18,000 of unamortized debt issuance costs.

                                 RISK FACTORS

          You should carefully consider the following risks before buying our units.

Because we have limited operating history as an information technology, Internet and e-commerce company, it is difficult to evaluate us.

          We began operation in 1995 and have limited operating history. As a result of our relatively short operating history, there is little operating and financial data about us, which makes an evaluation of our business operations and prospects more difficult. Due to our limited history, there are no assurances that we will be able to effectively manage, promote or finance our company or to achieve profitability.

We had operating losses of approximately $1.0 million for the year ended December 31, 1999, and our accumulated deficit was $2.1 million as of that date, and we could run out of operating capital if we incur continuing losses.

          We experienced operating losses in each year since we began operations. As of December 31, 1999, we had an accumulated retained deficit of approximately $2.1 million and a net loss of approximately $1.0 million for the year ended December 31, 1999. We expect to continue to sustain losses for some time after this offering, primarily as a result of increased marketing expenses and expansion of our corporate infrastructure. We cannot assure you that we will ever become profitable or that we will generate positive cash flows from operations in the future. In addition, failure to achieve profitability will cause the price of our common stock to drop and limit our ability to raise additional capital.

Whether we grow and become profitable depends on the growth of our Web hosting services, and we will not grow or become profitable unless businesses and other consumers increase their use of Web hosting services to facilitate commercial transactions.

          Our Web hosting services, catalog services and marketplace products are used primarily to facilitate commercial transactions. As a result, we depend on continued growth in the use of the Internet by merchants for the sale of goods and services, and by consumers for the purchase of goods and services. If Internet usage declines or evolves away from the use of electronic catalogs or Web site hosting, demand for our products and services will decline and our business will suffer.

Our Web hosting services depend on licenses issued by third parties, and failure to maintain these licenses would have a material adverse effect.

          We are dependent on technologies licensed to us by third parties, primarily our database and operating systems software manufactured by companies like Oracle and Microsoft, which we use in our business to perform key functions. These licenses are generally granted in connection with the purchase of the software or upgrades to the software. If our losses continue for more than 2 years, we may be unable to maintain or obtain upgrades to any of these technology licenses. If we are unable to obtain upgrades, this would result in delays to completing our proprietary software enhancements and new developments. This inability and delay would have a material adverse affect on our business, results of operations and financial condition.

We have a single customer that is very important to our business, and the loss of this customer would have a material adverse effect on our business.

          We have numerous customers, but we consider Dollar Rent A Car Systems, Inc. to be material to our business. Dollar Rent A Car represented approximately 5% of our annual revenues in 1999, and approximately 12% of our revenues for the first nine months of 2000. We have no assurances that Dollar Rent A Car will continue to be a customer in the future. Loss of Dollar Rent A Car as a customer could have a material adverse effect on our business and our reputation.

We depend on our systems being compatible and interoperable with products offered by third parties. If we do not have the financial ability to maintain the compatibility and interoperability of our systems, our business will substantially suffer.

          We believe that our ability to compete successfully depends upon the continued compatibility and interoperability of our proprietary electronic commerce software services with products offered by various vendors and with the back office systems of our customers. If our systems are not compatible with the technology offered by our vendors and the technology utilized by our customers, we may be unable to attract or retain our customers. Continuing losses could prohibit us from buying or developing new software required to be compatible with products offered by our vendors and customers. Because compatibility and interoperablility are critical to the success of our products and services, we will not be able to compete successfully if we are not able to invest in necessary technology.

We do not have employment agreements with any of our key personnel, and the loss of our Chief Executive Officer would have a material adverse effect on us.

          Our business and financial results depend in part on the continued service of our key personnel, especially Robert W. Crull, our President and Chief Executive Officer. We do not have employment agreements with Mr. Crull and other key personnel. The loss of the services of our key personnel, especially Mr. Crull, would have a material adverse affect on our business and financial results. We currently carry key person life insurance on Mr. Crull in the amount of $1.3 million, and we are the beneficiary of this policy.

We may be unable to attract or retain highly qualified and skilled employees due to our size and location in Oklahoma.

          Our business of providing Web site hosting and Internet services requires us to be able to attract and retain people highly qualified in these areas. Competition for employees in our industry is highly intense. Our small size, limited financial resources, and location in Oklahoma create a competitive disadvantage to our ability to attract highly qualified employees. If we are unable to attract and retain highly qualified people, it will be very difficult for us to grow our operations at a rate necessary to be competitive and become profitable.

Our business depends on our ability to provide Web hosting services on the Internet between the vendor and the customer, and security breaches to our system would materially affect our ability to attract and retain customers.

          Security is extremely important to our Web hosting services customers. Although we have implemented network security measures, we cannot ensure complete protection from computer viruses, break-ins and other disruptive problems. If hackers break into our servers they can delete files and remove customer data. Although we maintain backup data, it may take us several days to restore our customers' Web sites, resulting in losses and possibly substantial liability. As a result, security breaches could harm our business reputation and adversely affect our ability to attract and retain customers

Failure of, or damage to, our data centers or interruptions in service by our third party telecommunication providers could render us unable to adequately maintain our hosting services.

          In the past we have experienced interruptions in service by our telecommunication providers, and further interruptions could damage our business reputation and cause us to lose customers. We must be able to operate our network around the clock without interruption. Our operations, and the operations of our customers whose Web sites are hosted on our system, depend upon our ability to protect our network infrastructure, facilities, equipment and customer files against failure or damage due to human error, fire, power loss, telecommunications error, vandalism or similar events. Despite precautions we have taken, and plan to take, we have not implemented a disaster recovery plan and the occurrence of a failure of our network or disaster at our data centers would result in interruptions in our services. Although we have attempted to provide backup systems, our network is currently subject to various points of failure, and a problem with one of our routers or switches could cause an interruption in our services to our customers. Failure of, or damage to, our network would have a material adverse effect on our business.

As one of only approximately 61 domain name registrars, our ability to register domain names is important to us, and changes to the regulations relating to the registration of domain names could have a material adverse effect on us.

          We are only one of approximately 61 domain name registrars worldwide, which allows us to provide domain name registration to our customers for a fee. Being accredited as a domain name registrar enables us to be the first contact for companies establishing an initial web presence. Loss of our ability to act as a registrar of domain names could materially and adversely affect our ability to attract new customers. If the registration of domain names continues to increase, regulation of domain names may change in the near future, and our current advantage as a domain name registrar may be lost.

Our ability to expand our customer base or to become profitable could be restricted because many of our competitors have greater financial resources and longer operating histories than ours.

          Our competitors operate in one or more of the areas we are operating and include companies that have substantially longer operating history and substantially greater financial resources than we have. These competitors include, among others, Interland, Inc., Data Return Corporation, and PurchasePro.com, Inc. Further, these competitors can finance the development of new technologies that we do not have the ability to finance at this stage of our development. As a result, we could be at a competitive disadvantage from a historical and financial standpoint, which could prohibit us from expanding our customer base or from becoming profitable.

After the offering, directors, officers and their affiliates will beneficially own 56.0% of our common stock and would control matters requiring shareholder approval.

          After this offering, our directors, officers and their affiliates will beneficially own, in the aggregate, 56.0% of our common stock. If all of the public warrants comprising the units are exercised, then after this offering, our directors, officers, and their affiliates will beneficially own, in the aggregate, 50.1% of our common stock. These ownership percentages assume that none of such individuals or entities purchase units in this offering, none of the existing outstanding options and warrants to purchase 485,752 shares of common stock are exercised, the over-allotment option granted to the underwriters is not exercised, and the warrants to be issued to representatives of the underwriters in this offering are not exercised. Accordingly, our officers, directors and their affiliates will have the ability to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a sale of our business or assets. This concentration of ownership may also delay, defer or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these shareholders.

                          FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements, including statements regarding:

          .  expansion of our operations and data center facilities;

          .  our future financial position;

          .  our operating and growth strategies;

          .  construction of a new headquarters and data center;

          .  potential changes in our pricing, service or marketing strategies;

          .  our potential to undertake acquisitions;

          .  qualification under the Digital Millennium Copyright Act;

          .  objectives of management for future operations; and

          .  our ability to become profitable.

          Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

          .  the risk factors discussed in this prospectus;

          . our ability to raise additional funds after the next 18 to 24 months to fund operations and expand our services, to respond to competitive pressures and/or perceived opportunities, and to construct new facilities;

          .  the volatility of prices and activity in the e-commerce industry;

          . acceptance of the Internet by businesses and consumers as a medium for commercial transactions;

          .  demand for Internet, Web hosting, catalog, and auction services;

          .  general economic, market or business conditions;

          .  obtaining or retaining qualified employees;

          . changes in laws or regulations, especially those governing the Internet; and

          .  other factors, most of which are beyond our control.

          In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "continue," or the derivative of these terms or other similar expressions. All forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified by the cautionary statements included in this prospectus. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

          This prospectus also contains statistical data regarding, among other things, projected worldwide growth of electronically transacted sales. We have taken this data from information published by sources specializing in research of the relevant subject matter. However, this data is by its nature imprecise, and we caution you not to unduly rely on it.

                                USE OF PROCEEDS

     We estimate that the net proceeds we receive from the sale of the 320,000 units, assuming an offering price of $27.00 and after deducting the underwriting discount and offering expenses of approximately $1.4 million, will be approximately $7.2 million if the underwriters' over-allotment option is not exercised.

     We currently intend to use the net proceeds of this offering approximately as follows:

                                                                                 Approximate
                                                              Approximate       Percentage of
     Use                                                     Dollar Amount       Net Proceeds
     ---                                                     -------------       ------------
     Capital expenditures including the purchase
       of servers and other hardware and the build-out
       of new and existing data center facilities            $2,500,000              34.7%

     Repayment of outstanding note payable                      700,000               9.7%

     Expansion of sales and marketing efforts                 1,500,000              20.9%

     Working capital and general corporate purposes           2,500,000              34.7%
                                                             ----------             -----
     Total                                                   $7,200,000             100.0%
                                                             ==========             =====

     We expect to use the net proceeds allocated to the expansion of sales and marketing efforts primarily to hire additional sales and marketing employees and also to increase our expenditures for product promotions and advertising. We do not currently intend to hire any additional sales executives, and whether we hire sales executives in the future will depend on the conditions of the marketplace at that time.

     As of the date of this prospectus, the exact amount we will spend for the purchase of servers and hardware has not been determined and will depend on the marketplace from time to time. We also intend to construct a new facility to house our corporate headquarters and a portion of our operations, including a data center. Whether we build-out our existing facilities or construct a new facility will likely depend on the growth of our customer base, usage of our data centers, and the conditions of the marketplace.

     Approximately one-third of the net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes, which gives management broad discretion on the use of these proceeds. This amount may be expended to hire additional employees in administrative and development roles to support anticipated higher business volume, to provide additional facilities to accommodate large numbers of employees, to pay our payables as they become due, and other general corporate purposes.

     We also may use some of the net proceeds for strategic investments and acquisitions, although we have no current plans, agreements or commitments with respect to any acquisition or investments of this type. The shareholders may not agree with the manner in which management spends the net proceeds.

     Until we use the net proceeds, we intend to invest the net proceeds in investment-grade interest-bearing instruments. Any net proceeds not immediately spent will be invested by management and may not yield a favorable return.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. If you require current income from your investments, you should not buy our common stock.

                                   DILUTION

     The difference between the public offering price per share of the common stock and the as adjusted pro forma net tangible book value per share of the common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value, which is total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.

     The pro forma net tangible book value of our common stock as of September 30, 2000 after giving effect to the conversion of all outstanding preferred stock into 794,198 shares of common stock was $(91,000) or approximately $(.02) per share. Assuming we sell all 320,000 units offered hereby at an assumed initial public offering price of $27.00 per share, and after deducting underwriting discounts and estimated offering expenses and applying the estimated net proceeds therefrom, our pro forma net tangible book value as of September 30, 2000 would have been $7,109,000, or $1.30 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.32 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $5.45 per share to new investors. The following table illustrates this per share dilution to new investors:

Initial public offering price per share                                      $ 6.75

     Pro forma net tangible book value per share as of September 30, 2000    $(0.02)

     Increase attributable to new investors                                  $ 1.32
                                                                             ------
Pro forma net tangible book value per share after offering                   $ 1.30
                                                                             ------
Dilution in net tangible book value per share to new investors               $ 5.45
                                                                             ======

     This table excludes all options that will remain outstanding on completion of this offering. At October 31, 2000, there were 340,000 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $3.37 per share. To the extent that these options are exercised, there will be further dilution to new investors. This table also excludes stock options to purchase 139,865 shares which we intend to grant upon completion of this offering at a per share exercise price equal to the public offering price.

     The following table sets forth, as of October 31, 2000, the differences between the total consideration and average price per share paid to us by officers, directors and affiliates thereof in connection with the purchase of common stock and the total consideration and the average price per share paid by the new investors with respect to the common stock included in the units purchased in this offering, before deducting expenses payable by us, using the estimated public offering price of $6.75 per share.


                                                                                             Average
                                      Shares Purchased           Total Consideration        Price Per
                                   ----------------------       ----------------------
                                     Number      Percent         Amount        Percent       Share
                                   ---------     -------         ------        -------       -----
     Officers, directors and
     affiliates                    3,069,356     70.6%         $1,294,085       13.0%        $0.42
     New investors                 1,280,000     29.4%         $8,640,000       87.0%         6.75
                                   ---------    -----          ----------      -----
     Total                         4,349,356    100.0%         $9,934,085      100.0%
                                   =========    =====          ==========      =====

     The above computations assume no exercise of outstanding options or warrants to purchase common stock, the over-allotment option, the public warrants included in units sold in the offering or the underwriter's warrants. New investors will be subject to further dilution upon the exercise of outstanding options and warrants.

     If the underwriters' over-allotment option is exercised in full, the number of shares held by new public investors will be increased to 1,472,000 or approximately 32.4% of the total number of shares of our common stock outstanding after this offering.

                                CAPITALIZATION

     The following table sets forth the actual capitalization of Catalog.com as of September 30, 2000; and pro forma capitalization of Catalog.com after giving effect to the sale of the 320,000 units offered through this prospectus at an assumed initial public offering price of $27.00 per unit, after deducting the underwriting discounts and estimated offering expenses payable by us and the application of the net proceeds from the offering.

     This information should be read in conjunction with the financial statements and the notes relating to such statements appearing elsewhere in this prospectus.

                                                                Unaudited
                                                            September 30, 2000
                                                        --------------------------
                                                          Actual      Pro Forma
                                                          ------      ---------
                                                  (in thousands except per share data)
Long-term debt, net of current portion                   $   518           $    --(1)
Series B preferred stock, $.01 par value; 800,000
  shares authorized; 794,198 shares issued and
  outstanding, actual; no shares issued and
  outstanding on a pro forma basis                         3,574                --(2)
Stockholders' equity (deficit)
  Common stock, $.01 par value; 19,000,000 shares
     authorized; 3,398,332 shares issued and
     outstanding, actual; 5,472,530 shares issued and
     outstanding on a pro forma basis                         34                55(3)
  Additional paid-in capital                               1,112            11,232(4)
  Retained deficit                                        (3,028)           (3,028)
                                                         -------           -------

Total stockholders' equity (deficit)                      (1,882)            8,259
                                                         -------           -------

Total capitalization                                     $ 2,210           $ 8,259
                                                         =======           =======

     ____________________
     (1) Reflects the repayment of approximately $518,000 of long-term debt, net of current portion.

     (2) Reflects the conversion of the Series B preferred stock that will occur upon the completion of this offering.

     (3) Reflects the issuance of 794,198 shares of common stock upon conversion of the Series B preferred stock and the issuance of the 1,280,000 shares of common stock in this offering.

     (4) Reflects the additional paid-in capital on 1,280,000 common shares at an initial public offering price of $6.75 per common share and the conversion of the Series B preferred stock with a redemption value of approximately $3,574,000.

          The 5,472,530 shares of common stock issued and outstanding on a pro forma basis reflect a 2 for 1 split and the issuance of 794,198 shares of common stock upon conversion of all of our outstanding convertible preferred stock which will occur at the closing of this offering, but do not include:

          . 340,000 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.37 per share as of October 31, 2000;

          . 139,865 shares issuable upon the exercise of stock options which we intend to grant upon completion of this offering at a per share exercise price equal to the public offering price;

          . 145,752 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;

          . 640,000 shares issuable upon exercise of the public warrants;


          . 192,000 shares included in the units issuable upon exercise of the underwriters' over-allotment option and the public warrants included in the units issuable under the underwriters' over-allotment option;

          . 96,000 shares issuable upon exercise of the public warrants included in the units issuable under the underwriters' over-allotment option;

          . 128,000 shares included in the units issuable upon exercise of the underwriter's warrants; and

          . 64,000 shares issuable upon exercise of the public warrants underlying the underwriter's warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General

       We provide a broad range of advanced Web site hosting and Internet services, including shared Web site hosting and catalog and auction hosting for small and medium-sized businesses, dedicated hosting services for customers that require a separate server dedicated specifically for their use, business-to-business, business-to-government and business-to-consumer electronic commerce solutions, and Internet access services including dialup and dedicated access.

       Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems and are automated to permit our customers to register or transfer their domain names and to automatically set up their Web sites, e-mail, and catalog and auction systems. We also provide Linux-based dedicated servers to small and medium-sized businesses worldwide, which permit our customers to establish and maintain their Internet operations using our servers, data center facilities and technical support. Our dedicated hosting services are based on a monthly fee and include configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

       In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. This allows us to develop and host complex business-to-business, business-to-government and business-to-consumer solutions for customers.

Results of Operations

       In the text below, financial statement numbers have been rounded; however, the percentage changes are based on our actual financial statements. The following table sets forth percentage of revenue data for the years ended December 31, 1998 and 1999, and the unaudited nine-month periods ended September 30, 1999 and 2000.


                                                % of Revenues
                                   ----------------------------------------
                                       Year Ended        Nine Months Ended
                                   -------------------  -------------------
                                       December 31,         September 30,
                                    1998         1999       1999      2000
                                   -----        -----      -----     -----
Revenues                           100.0%       100.0%     100.0%    100.0%

Costs and expenses:
  Communications and operations     31.0         23.8       24.0      24.0
  Sales and marketing                7.2         18.6       12.8      19.2
  General and administrative        39.3         69.8       64.7      69.6
  Depreciation and amortization     20.4         20.6       20.0      19.2

Operating income (loss)              2.1        (32.8)     (21.5)    (32.0)
Other income (expense):
  Interest and other income          0.3          1.7        0.9       1.7
  Interest expense                  (4.5)        (4.7)      (5.6)     (2.3)
Net loss                            (2.1)       (35.8)     (26.2)    (32.6)

     As our business develops and expands, we expect to continue to experience significant fluctuations in our quarterly and annual results of operations due to a variety of factors, many of which are outside our control. These factors include:

     .  demand for and market acceptance of our services;

     . introduction of products or services or enhancements by us and our competitors;

     .  the mix of services we sell;

     .  customer retention;

     . the timing and success of our advertising and marketing efforts and service introductions;

     . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

     . increased competition in the Web site hosting and applications hosting markets;

     . changes in our pricing policies and the pricing policies of our competitors;

     .  gains or losses of key strategic relationships;

     .  regulatory changes;

     .  technological innovations; and

     .  other general and industry-specific economic factors.

     In addition, a relatively large portion of our expense is fixed in the short-term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we were unable to continue using third-party products in our services offerings, our service development costs would increase significantly. Due to the above factors, we believe that comparing our operating results from one quarter to the next may not be a good indicator of our future performance.

Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

Revenues

     Our revenues increased $764,000 to $2,826,000 for the nine-month period ended September 30, 2000 from $2,062,000 for the nine-month period ended September 30, 1999. The increase was primarily due to the overall increase in the number of our customers, the addition of new customers that require more complex hosting services, and customers generating higher average monthly hosting fees.

Communications and Operations

     Our communications and operations costs increased $184,000 to $678,000, or 24.0% of revenue, during the nine-month period ended September 30, 2000 from $494,000, or 24.0% of revenue, during the nine-month period ended September 30, 1999. The increase in communications and operations costs over the two periods was due primarily to increases in our bandwidth connectivity to the Internet and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $70,000 to approximately $524,000 for the nine-month period ended September 30, 2000 from $454,000 for the nine-month period ended September 30, 1999, to support our increased business activities. Equipment operating lease expense increased $52,000 in the nine months ended September 30, 2000 over the same period in 1999, as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.

Sales and Marketing

     Sales and marketing expenses increased $276,000 to $541,000, or 19.2% of revenues, during the nine-month period ended September 30, 2000, from $265,000, or 12.8% of revenues, in the nine-month period ended September 30, 1999. The increase was due primarily to an increase in marketing and sales personnel and related expenses associated with efforts to increase sales and market exposure. Sales and marketing personnel and related expenses increased $220,000 to $311,000, or 57.5% of sales and marketing expense, from $91,000 for the nine-month period ended September 30, 1999. We intend to significantly increase our sales and marketing expenditures in the future.

General and Administrative

          General and administrative expenses increased $633,000 to $1,966,000, or 69.6% of revenue, during the nine-month period ended September 30, 2000 from $1,333,000, or 64.7% of revenue, for the nine-month period ended September 30, 1999. The increase is primarily due to increases in expenses related to consulting and personnel to support our growth and expansion of office facilities to accommodate our growth. Consulting and personnel related expenses increased $568,000 to $1,507,000, or 76.6% of general and administrative expenses, for the nine-month period ended September 30, 2000 from $939,000 for the nine-month period ended September 30, 1999. Expenses related to office facilities increased $86,000 to $223,000 for the nine-month period ended September 30, 2000 from $137,000 for the nine-month period ended September 30, 1999.

Depreciation and Amortization

          Depreciation and amortization increased $129,000 to $542,000 for the nine-month period ended September 30, 2000 from $413,000 for the nine-month period ended September 30, 1999. This increase was due primarily to depreciation on additions to property and equipment purchased to sustain the growth of our business, and amortization of internal use software and Web site development costs. Depreciation expense was $121,000 greater in the nine-month period ended September 30, 2000 than in the same period ended September 30, 1999. Amortization expense was $8,000 greater in the nine-month period ended September 30, 2000 than in the same period ended September 30, 1999.

Other Income (Expense)

          Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $31,000 to $49,000 for the nine-month period ended September 30, 2000 from $18,000 for the nine-month period ended September 30, 1999. This increase was due primarily to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances available for investment. During the nine-month periods ended September 30, 2000 and 1999, we incurred interest expense in the amount of $65,000 and $115,000, respectively. This decrease was due to a reduction in our overall debt levels.

Income Taxes

          No provision for federal income taxes has been recorded as we have incurred net operating losses since inception. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carryforwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax assets for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Loss

          Our net loss for the nine-month period ended September 30, 2000 was $918,000 compared to a net loss for the nine-month period ended September 30, 1999 of $540,000. Our net loss for the nine-month period ended September 30, 2000 was incurred primarily as a result of a $184,000 increase in communications and operations costs, a $276,000 increase in sales and marketing expenses, a $633,000 increase in general and administrative expenses and a $129,000 increase in depreciation and amortization expense from the nine-month period ended September 30, 1999. These increases were partially offset by an increase in revenue of approximately $764,000 to $2,826,000 for the nine-month period ended September 30, 2000 from $2,062,000 for the nine-month period ended September 30, 1999.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Revenues

          Our revenues for the year ended December 31, 1999 were approximately $2.8 million compared to $1.9 million for the year ended December 31, 1998. The increase in our revenues of $900,000, or 48.4%, in 1999 is primarily due to growth in Web site hosting and the acquisition of the Web site hosting customers of Network Wizards on July 31, 1998. The number of our customer accounts increased from approximately 5,900 at December 31, 1998 to approximately 6,400 at December 31, 1999.

Communications and Operations

          Our communications and operations costs increased $82,000 to $678,000, or 23.8% of revenue, during fiscal 1999 from $593,000, or 31.0% of revenue, during fiscal 1998. This increase in communications and operations costs was primarily due to increases in bandwidth and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $26,000 to $602,000 for the year ended December 31, 1999 from $576,000 for the year ended December 31, 1998 to support our increased business activities. Equipment operating lease expense increased approximately $37,000 from the year ended December 31, 1998 to the year ended December 31, 1999 as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.

Sales and Marketing

          Sales and marketing expenses increased $392,000 to $529,000, or 18.6% of revenues, during 1999 from $137,000, or 7.2% of revenues, during 1998. The increase was due primarily to an increase in advertising costs incurred as the result of an enhanced marketing campaign. Advertising costs increased $391,000 to $403,000, or 76.2% of sales and marketing expenses, from $12,000 for the year ended December 31, 1998. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 2000.

General and Administrative

          General and administrative expenses increased $1,227,000 to $1,980,000, or 69.8% of revenue, during the year ended December 31, 1999 from $753,000, or 39.3% of revenue, for the year ended December 31, 1998. The increase is primarily due to increases in personnel and related expenses, employee recruiting fees and expansion of office facilities to accommodate our growth. Personnel and related expenses increased $867,000 to $1,368,000, or 69.1% of general and administrative expenses, for the year ended December 31, 1999 from $501,000 for the year ended December 31, 1998. Expenses related to office facilities increased $151,000 to $214,000 for the year ended December 31, 1999 from $63,000 for the year ended December 31, 1998.

Depreciation and Amortization

          Depreciation and amortization increased $197,000 to $586,000, or 20.6% of revenue, during the year ended December 31, 1999 from $389,000, or 20.4% of revenue, during the year ended December 31, 1998. This increase was due primarily to depreciation on additions of property and equipment purchased to sustain the growth of our business, and amortization of intangibles recorded on the purchase of the Network Wizards assets in July 1998. Depreciation expense was $56,000 greater in fiscal 1999 than fiscal 1998. Amortization expense was $141,000 greater in fiscal 1999 than fiscal 1998.

Other Income (Expense)

          Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $42,000 to $47,000 for the year ended December 31, 1999 from $5,000 for the year ended December 31, 1998. This increase was primarily due to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances for investment. During the years ended December 31, 1998 and 1999, we incurred interest expense in the amount of $86,000 and $132,000, respectively. The increase in 1999 is primarily due to the underlying debt incurred in mid-1998.

Income Taxes

          No provision for federal income taxes has been recorded as we have incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carry-forwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax asset for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Loss

          Our net loss increased $977,000 to approximately $1,017,000 during the year ended December 31, 1999 from $40,000 during the year ended December 31, 1998. Our net loss increased primarily as a result of increased sales and marketing expenses, and general and administrative expenses in 1999 from 1998. This increase was partially offset by an increase in revenue of approximately $900,000 to $2.8 million in 1999 from $1.9 million in 1998.

Liquidity and Capital Resources

          We have historically financed our operations primarily through private placements of equity and internally generated cash flows from operations. The long term debt reflected on our December 31, 1999 balance sheet was incurred to purchase the Catalog.com Internet services assets of Network Wizards on July 31, 1998.

          At December 31, 1999 and September 30, 2000, we had cash totaling approximately $1.7 million and $0.4 million, respectively. The net change of $1,280,000 in the nine-month period ended September 30, 2000 was due to $216,000 used to fund operations, $150,000 of principal payments to meet capital lease and debt obligations, $169,000 used for costs related to this initial public offering and $747,000 of investments in property and equipment including network infrastructure, dedicated Web servers and internal use software and Web site development costs offset by $3,000 provided by the issuance of common stock.

          Total borrowings under our notes payable as of September 30, 2000 were approximately $665,000. We intend to repay the amount of long term debt outstanding with a portion of the proceeds of this offering.

          To remain competitive, we must continue to enhance and improve our Web hosting and electronic commerce software, systems and technology and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to develop leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. Competitors introducing products, services or technologies that gain greater market acceptance than our products and services and new industry standards emerging which we do not timely adopt would have a material adverse effect on us.

          We intend to construct a new facility to house our corporate headquarters and a portion of our operations, including a data center. If, and to the extent, the $3.2 million of net proceeds allocated to capital expenditures is insufficient to fund the intended construction, we will seek additional funds through external financing.

          We believe that our current cash balances, proceeds from this offering and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 to 18 months. However, on a long-term basis, we may require additional external financing to fund our operations, to enhance and/or expand the range of services we offer, to respond to competitive pressures and/or perceived opportunities, and to construct new facilities, including a new facility to hold our corporate headquarters. If we do not become profitable, due to our size we may be unable to obtain the additional financing necessary to construct the new facility, expand our sales and marketing organization, develop new products and product enhancements, take advantage of business opportunities or respond to competitive pressures. If additional funds are raised through the issuance of equity or convertible securities, the percentage ownership of our shareholders will be reduced and our shareholders may experience additional dilution. We anticipate that further expansion of our operations will cause us to incur negative cash flows on a short-term basis, and therefore require us to use our cash and other liquid resources to support our growth. We have no present understandings, commitment or agreements with respect to any acquisitions of other businesses, products, services or technologies. However, we may evaluate potential acquisitions of other businesses, products and technologies from time to time. In order to consummate potential acquisitions, we may need additional equity or debt financings in the future.

                                   BUSINESS

Overview

     We provide a broad range of advanced Web site hosting and Internet services including:

     . shared Web site hosting and catalog and auction hosting for small to medium-sized businesses;

     . dedicated hosting services for customers that require a separate computer server dedicated specifically for their use;

     . business-to-business, business-to-government and business-to-consumer electronic commerce solutions; and

     .  Internet access services including dialup and dedicated access.

     Shared Hosting.  Shared hosting customers are customers who share the
     --------------
same hardware and software systems. We have developed an automated system that allows our shared hosting customers to register or transfer their domain names and to automatically set up their Web sites, e-mail, and catalog and auction systems. Within minutes of establishing a shared hosting account, our customers may begin building their Web pages and adding their catalog and auction items to their Web site. Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems.

     Dedicated Hosting.  Dedicated hosting customers establish and maintain
     -----------------
their Internet operations using our servers, data center facilities and technical support. Our dedicated hosting customers pay a monthly fee for services that include configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We have developed specific expertise in providing Linux-based dedicated servers to small and medium-sized businesses worldwide We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

     Marketplace Software.  We have developed a proprietary Web-based catalog
     --------------------
and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. These directories are referred to as "marketplaces." This allows us to develop and host complex business-to-business, business-to-government and business-to-consumer marketplaces for customers.

     A representative marketplace utilizing our electronic commerce software is a business-to-municipal government marketplace sponsored by The Innovation Groups, Inc., a not for profit organization that has 450 municipal governments as members. We sell our catalog application and Web hosting services to the suppliers of these municipal governments. We then allow municipal governments to access these suppliers' catalogs in a single marketplace.

     Internet Portal.  In the cities where we have operations, we provide high
     ---------------
speed Internet connections and dedicated Internet access services via 56k dialup, Integrated Services Digital Network, or ISDN, basic Internet connections, and Asymmetric Digital Subscriber Line, or ADSL.

     A representative customer for all of our services listed above is Dollar Rent A Car Systems, Inc. located on the Web at http://www.dollar.com. We
                                               ---------------------
register Dollar Rent A Car's new domain names, design and develop their Web sites, host their Web sites in our data centers, maintain their supplier catalog applications, work in tandem with the Dollar Rent A Car information technology employees to integrate their Web sites with their back-office systems, and provide Internet connection services through our network. Dollar Rent A Car represented approximately 5% of our annual revenues during 1999, and approximately 12% of our revenues for the first nine months of 2000.

     Other representative customers include Hobby Lobby, located on the Web at http://www.hobbylobby.com; Crafts, Etc., located on the Web at
-------------------------
http://www.craftsetc.com; BancFirst Corporation located on the Web at
------------------------
http://www.bancfirst.com; and Maximum Entertainment's catalog located on the Web
------------------------
at http://popsuperstar.catalog.com.
   -------------------------------

     Our service offerings are designed to allow our customers to rapidly implement their online Internet operations. To this end, we offer our customers:

     . the ability to register their domain names with the same company that hosts their Web site thereby reducing the complexity of managing their Internet presence;

     . automatic setup of their Web site and catalog system within 30 minutes of the purchase of a Web site hosting plan. This process is completed with no human intervention. Customers may purchase services 24 hours a day 7 days a week from anywhere in the world;

     . month-to-month payment plans that allow our customers to avoid long-term contracts and high set-up fees;

     . ongoing upgrades of server hardware, software and network bandwidth to support the growth of our customer Internet operations;

     . self-management of their Web sites, email and Web-based catalog and auction systems;

     . access to our robust network with backup connections at each data centers;

     . access to Sun Microsystems' servers with RAID disk file servers from Network Appliance Corporation to protect against loss of data;

     . telephone and e-mail access to our experienced technical support personnel who solve customer problems using an advanced Oracle-based Intranet support system; and

     . the use of both Unix and Microsoft NT operating system environments through our shared hosting platform;

     As of October 31, 2000, we had approximately 10,000 customers and hosted over 7,500 Web sites for customers in all 50 states and over 50 foreign countries. We have over 1,000 resellers and a distributor in Japan who resells our Web site hosting services to host over 500 Japanese companies. If we were to lose our Japanese distributor, we could lose most, if not all, of our Japanese customers.

Company History

     We commenced operations in March 1995 when we began, through our predecessor, an Internet service provider business in Dallas, Texas under the trade name "Dallas Internet." In February 1996, we incorporated under the laws of the State of Oklahoma as "Ethos Communications Corp." for the purpose of acquiring the assets of Dallas Internet. Also in that year we expanded our services to Oklahoma City and Tulsa, Oklahoma under the name Ethos Internet Services, creating full coverage of North Texas and Oklahoma.

     In early 1997, we became one of the first companies to provide an Internet-based catalog system. Our catalog system was unique in that all functions, from adding new products to changing prices, were accomplished over the Internet.
Due to the proprietary nature of the catalog software engine, we are able to fully integrate the software with the www.catalog.com Web site hosting services thereby providing unique shopping functionality and ease of use.

     On July 31, 1998, we acquired the Catalog.com name and Web site hosting assets of Network Wizards, for $1.2 million in cash. The acquisition included approximately 1,900 Web site hosting subscribers along with the "Catalog.com" name. These assets represented one of the first Web site hosting operations in the United States. During the two years following our acquisition of the assets of Network Wizards, we retained approximately 96% of the revenue base acquired. No material contracts or agreements were retained and no new officers joined us in connection with this acquisition. The acquisition not only increased our revenues, but also provided us with a branded name for future marketing activities. To further identify us with the expanded operations occasioned by this acquisition, we changed our name to Catalog.com, Inc. in April 1999.

The Industry

     The Internet.  The Internet continues to demonstrate significant growth.
     ------------
One of the many reasons for the overall growth in Internet users has been the rapid emergence of the Internet as a global business-to-business, business-to-government and business-to-consumer commerce medium. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established Web sites as a means to expand customer reach and improve communications and operational efficiency. As businesses become more familiar with the Internet as a communications and commerce platform, an increasing number of businesses have begun to implement more complex and mission-critical applications over the Internet. These applications include sales, customer service, customer acquisition and retention programs, communication tools such as email and messaging, and business-to-business, business-to-government and business-to-consumer electronic commerce.

     The increasing reliance on the Internet and the growing complexity and functionality of Web sites has made the management and maintenance of Web sites an increasingly complex task. As a result, many businesses, particularly small and medium-sized businesses, have elected to outsource the implementation and management of their Web sites. We believe outsourcing can provide a business with a number of benefits including:

     .    lower start-up and operating costs;

     .    faster time to market;

     .    greater security and reliability; and

     .    less attention diverted from a company's core business activities.

     Applications Hosting Market.  Applications hosting enables software
     ---------------------------
applications to be deployed, managed, supported and upgraded from an applications service provider's centrally-located servers, rather than on individual desktop computers. Applications service providers typically rent software applications over the Internet to customers for a monthly fee. Advantages of applications hosting to customers include reduced upfront capital expenditures, lower operating costs and faster applications implementation. Due to these advantages, the applications hosting market is growing rapidly.

     Current Market Fragmentation.  Both the Web and applications hosting
     -----------------------------
markets today are fragmented and consist primarily of the following types of providers:

     . small Web site hosting providers who do not have the capital, resources and focus to develop and offer a broad selection of high quality services and support at competitive prices;

     . large providers whose core service offerings tend to be geared toward large businesses or only toward those businesses which seek to implement or maintain the most complex types of Web sites;

     . national and local Internet service providers or ISPs whose core business focus centers around the provision of Internet connectivity rather than hosting; and

     .    Web design and consulting firms whose core expertise is not hosting.

     Market Opportunity.  We believe that small and medium-sized businesses are
     ------------------
a large and rapidly growing segment of the market that have been underserved by Web and applications hosting companies. Many small and medium-sized businesses without internal technical resources dedicated to Internet services have found that developing an Internet presence may be a complicated, costly and time-consuming task. Similarly, such small and medium-sized businesses have not had access to the type and quality of Internet-based services that larger, more sophisticated companies currently enjoy. We therefore believe that a significant market opportunity exists for us to deliver a comprehensive and easy-to-use suite of services designed to address the specific needs of the small and medium-sized business customer.

     Rapid Changes in our Industry.  Due to the rapid changes in our industry,
     -----------------------------
we must continue to enhance and improve our Web hosting and electronic commerce software, systems and technology and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to develop leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If competitors introduce products, services or technologies that gain greater market acceptance than our products and services, or if new industry standards emerge which we do not adopt in a timely manner or if we are unable to keep up with the changes in our industry, we could lose customers and have a material adverse effect on us.

Strategy

     Our strategy is to take advantage of the growth in Web site hosting and electronic commerce and the outsourcing of hosting services combined with our proprietary electronic commerce software to increase our revenue by providing a broad range of hosting solutions serving small and medium-sized businesses worldwide. To achieve our growth goals we plan to:

     . organize and focus our efforts along three product lines: shared hosting, dedicated hosting and complex hosting;

     . leverage our proprietary electronic commerce and auction software solutions to develop high value vertical solutions for select business-to-business, business-to-government and business-to-consumer markets;

     . identify strategic acquisition opportunities in both the shared hosting and dedicated hosting markets that allow us to leverage our network support and data center infrastructure to maintain a cost advantage;

     .    develop a leadership position in dedicated Linux hosting services;

     .    continue to expand our network of reseller and channel partners; and

     . continue to take advantage of the Catalog.com brand which we believe intuitively denotes electronic commerce.

     According to the eMarketer's "eBusiness Report" dated January 12, 2000, electronically transacted sales worldwide will increase 1,164% from nearly $100 billion in 1999 to $1.24 trillion by 2003. Key findings of the "eBusiness Report" include:

     . the number of "active" purposeful Web sites in the world has more than doubled to 850,000 in 1999 and will reach 2.3 million in 2002;

     . small businesses will make the greatest advances in electronic commerce revenues over the next few years, growing from $14.3 billion in 1999 to $177 billion by 2003; and

     . medium and large businesses will continue to account for the majority of electronic commerce revenues, increasing from $57.1 billion in 1999 to $477.3 billion by 2003.

     While we believe this data report is reliable, it has not been independently verified. We believe, however, that we are well-positioned with our combination of Web site hosting and electronic commerce capabilities to take advantage of the electronic commerce Web site hosting market opportunity.

Product Strategy

     Our product strategy consists of four key components:

     .     domain name registration;

     .     shared hosting services;

     .     dedicated hosting services; and

     .     complex hosting services.

     Every company using Web site hosting services must register a domain name. We have applied for and obtained accreditation from the International Corporation for Assigned Names and Numbers to be a domain name registrar. This allows us to provide ".com," ".net," and ".org" domain names to companies worldwide and to potentially serve as the first contact for companies establishing an initial Web presence.


     Most small and medium-sized companies utilize shared hosting services. We offer nine shared hosting plans; three on the UNIX operating system and three on the Microsoft NT platform, providing our customers with a complete range of shared hosting services. These plans currently range from $24.95 per month to $59.95 per month, making them affordable to most small-sized companies.

     Dedicated hosting provides companies complete control of their hosting platform. We use Cobalt Networks and their LINUX based server appliances as our platform for dedicated hosting. We also offer dedicated Microsoft NT and Red Hat Linux dedicated servers. Our dedicated hosting solutions currently range from $199 per month to several thousand dollars depending on the customer's requirements.

     For customers requiring more sophisticated hosting solutions we offer complex hosting services that include sophisticated solutions engineered specifically for the customer.

     To increase the number of our domain registrations, shared Web site hosting and dedicated subscribers and increase our revenues, we intend to aggressively advertise our hosting capability on the leading online hosting directories. We are building an outside sales force to solicit additional complex Web site hosting customers.

     We currently have a number of retailers hosting their sites with Catalog.com and several affiliates that pay for products purchased as a result of being directed to their site from Catalog.com. We also have a network of over 850 Web designers we call "resellers" that refer Web site hosting subscribers to us in exchange for a portion of our monthly recurring fee calculated at:

     .    20% of the retail sales price for the first 10 products, plus

     .    40% of the retail sales price for 11 or more products.

     We intend to expand our independent Web designer reseller channel by advertising in trade journals read by Web designers, direct marketing to Web designers via email and entering into strategic alliances with Web design firms.

Unified Messaging

     We offer a free Web-based electronic event notification service known as eNotify.com, located on the Web at http://www.enotify.com, which provides Web-
                                   ----------------------
based e-mail, e-mail monitors/filters, a calendar/ scheduler, a pager service and a network monitoring tool. When a customer signs up to eNotify, a free e-mail account is automatically set up as well. Any e-mail sent to that address can be put in the inbox, forwarded to a customer's pager, forwarded to another e-mail address or any combination of the three. The e-mail monitor has the ability to create filters. If any incoming messages match the filters, a page will be sent to the customer's pager.

     The eNotify Calendar-Scheduler-Reminder Service is a highly effective, free itinerary, event scheduler and calendar that permits user group level security, thus allowing users to authorize associates, family or others to add, modify and/or delete events depending on their defined level of authorization. Any event in the calendar can be easily sent to an eNotify user by alpha pager, PCS phone, email or fax. eNotify can send notification at the moment of an event or at user-defined intervals, including multiple reminders up until the time of the event.

     In addition to the free eNotify service, we have developed the eNotify Application Monitor. The eNotify Application Monitor is a subscription based service. With this tool, a customer can monitor various Internet applications. This service allows the user to monitor their Internet service or network administrators to monitor routers, dial-in boxes and other equipment and all of their user services 24 hours a day, seven days a week. eNotify will log all service problems in a database, which allows the user to come back at a later date and note when outages occurred. We are incorporating eNotify into our Internet services package to enhance the level of service available to our customers.

     The eNotify software product is a key component used to develop our business-to-business, business-to-government and business-to-consumer marketplaces. It is used as the foundation application for providing customer log in and account setup for members of a particular marketplace. The look and feel is customized to conform to the requirements of the marketplace while maintaining its functionality.

Network Infrastructure

     We have four connections to the Internet. These include connections with BBN Corporation, Cable & Wireless USA, Inc., Sprint and Savvis Communications Corporation. These connections have the total physical capacity for over 300 megabytes of Internet traffic. All but the BBN Corporation connection are peering points utilizing Border Gateway Protocol to exchange full Internet routes. By maintaining an internal network in Texas and Oklahoma, we achieve some protection against failures from any one carrier.

     We also maintain our own internet protocol address space with 64 Class C addresses from the American Registry of Internet Numbers. Our network contains the equivalent of 370 Class C addresses inclusive of address space utilized from our peering points. We utilize our own domain name servers and are accredited as a domain name registrar by the International Corporation for Assigned Names and Numbers, also know as ICANN.

     We further provide Web site hosting and online commerce services by utilizing co-location racks at GTE's Genuity MAE-West data center located in San Jose, California and AT&T co-location space in Dallas, Texas. Our primary data center is located in downtown Oklahoma City, Oklahoma. We recently added an additional 1,000 square feet of data center space at our headquarters located at 14000 Quail Springs Parkway in Oklahoma City. This space will be connected to the downtown Oklahoma City space with a 10MB ethernet connection provided by Cox Communications. We intend to build out at least 10,000 square feet of data center space in 2001 and will connect such space to the other facilities utilizing the Cox fiber ring in Oklahoma City.

     We offer Internet access service through four Points of Presence, commonly referred to as "POPs" in two states. Users located within local dialing range of a Catalog.com POP connect to the POP through telephone lines provided by the local telephone company. The POPs are connected to the Internet through our four Internet connections.

     In the past we have experienced periodic interruptions in service caused by equipment failures and network problems experienced by our third-party telecommunications providers. In addition, failure of any of our telecommunications providers to provide the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in our services. Any future interruptions could:

     .    cause customers or end users to seek damages for losses incurred;

     .    require us to replace existing equipment or add redundant facilities;

     .    damage our reputation for reliable service;

     . cause existing customers to cancel their contracts and move their business to one of our competitors; or

     .    make it more difficult for us to attract new customers.

     Any of these results could damage our business.

Sales and Marketing

     Currently, we market our Web site hosting and electronic commerce products primarily through three channels:


     . Internet based sales of domain name registration and Web hosting through our Web site located at www.catalog.com;
                                          ---------------

     . reseller-based sales of Web hosting through our network of over 850 resellers that are primarily Web site developers and designers; and

     . direct sales for selling to selected business-to-business, business-to-government and business-to-consumer business communities or organizations.

     We are in the process of establishing an outside sales force to target businesses and organizations that have the desire to build an online marketplace, and to contact additional trade organizations, regional banks and other organizations with large memberships that would benefit from a consolidated purchasing marketplace.

     Our domain name registration and Web hosting services can be purchased 24-hours a day from all over the world through an automated online order process located at our Web site found at http://www.catalog.com. Our marketing strategy is to offer a free basic Web site hosting plan with each domain registration. Because we are an accredited registrar, we maintain the domain information for the .com, .net and .org domain registrants. This gives us a broad customer base to sell our other Web hosting services including Web site design and more advanced hosting services. Potential customers are directed to our site by search engines and advertising on sites dedicated to Web site hosting, such as http://www.ispcheck.com.

     We also advertise our free Web hosting with domain registration services to small businesses over the radio and to individuals on Web sites devoted to family genealogy research.

     We also have over 850 resellers that are primarily Web site developers and designers. These resellers receive a referral fee that ranges from 20% to 40% of the monthly fee actually charged to the customer. We communicate to resellers through direct mail and newsletters relating to our new products and services.

     For dedicated server marketing, we send targeted email and regular mail materials to Web site designers and systems integrators, and advertise on sites dedicated to Web hosting. Selling upgraded services to existing customers also generates sales for dedicated servers.

Strategic Relationships

     We are a Microsoft Solution Provider, which permits us early access to Microsoft products and services. We are also a Cobalt True Blue Sapphire partner which provides us the ability to purchase directly from Cobalt the server appliances we utilize for our Linux dedicated hosting solution. Cobalt also provides technical support to our dedicated server customers and marketing assistance in the form of co-marketing dollars to be used to sell our dedicated hosting solution. Inability to obtain or retain these services from the third party providers would have a material adverse effect on us.

Competition

     The electronic commerce market is new, rapidly evolving and intensely competitive. Because there are no substantial barriers to entry, we expect competition from both existing competitors and new market entrants in the future. We currently or potentially compete with a variety of companies. These competitors include:

     . a significant number of Web site hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers;

     . other companies with substantial customer bases in the computer and other technical fields; and

     . a number of companies that offer Web site hosting and Internet services to consumers at no cost.

     Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Interland, Inc., Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink, Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation, and Navisite, Inc.

     We cannot assure you that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our inability to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations.

     We believe the principal competitive factors determining success in our markets include:

     .    technical expertise in developing advanced Web site hosting solutions;

     .    Internet system engineering and technical expertise;

     . quality of service, including speed, network capability, scalability, reliability, security and functionality;

     .    brand name recognition;

     .    competitive pricing;

     .    ability to maintain and expand distribution channels;

     .    customer service and support;

     .    broad geographic presence;

     .    a complete portfolio of services and products;

     .    timing of introductions of new and enhanced services and products;

     .    network security and reliability;

     .    financial resources; and

     .    conformity with industry standards.

     As a developing company, we may lack the financial and other resources, expertise or capabilities to capture increased market share in this environment in the future.

     Although it is impossible to quantify our relative competitive position in our market, many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, many of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions, consolidation opportunities and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

     As a strategic response to changes in the competitive environment, we may from time to time make pricing, service or marketing decisions or acquisitions that could result in reduced margins or otherwise have a material adverse effect on our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures. For example, applications that select specific titles from a variety of Web sites may channel customers to online retailers that compete with us. Companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. In addition, vendors of information resources could provide direct access online. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

     We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a limited body of laws and regulations directly applicable to businesses that provide access or commerce on the Internet.

     The "Digital Millennium Copyright Act" became effective in October 1998 and provides a limitation on liability of online service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets other conditions specified in the act. Since this law is new and does not apply outside of the U.S., we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires service providers to follow "notice and take-down" procedures and to meet other conditions to qualify to take advantage of the limitation on liability.

     We recently implemented these procedures and believe we meet the conditions to qualify for the protection provided by the Digital Millennium Copyright Act. Moreover, our customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of our services which, in our sole judgment;

     . violates of any U.S. local, state or federal law or regulation, or infringes on the copyright of a third party;

     .    constitutes fraudulent online marketing or sales practices; or

     . consists of fraudulent customer information, including identification and payment information.

     Although this policy is designed to promote the security, reliability and privacy of our systems and network, we cannot be certain that our policy will accomplish this goal or effectively limit our liability.

     Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against online services companies and Internet access providers under both U.S. and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.

     Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, in October 1998, Congress passed the Child Online Privacy Protection Act, which sought to make it illegal to communicate, for commercial purposes, information that is harmful to minors. In February 1999, a U.S. District Court judge issued a preliminary injunction against the enforcement of the Child Online Protection Act on constitutional grounds. An appeal from the District Court's ruling is pending. While we cannot predict the ultimate outcome of this proceeding, even if the Child Online Protection Act is ruled unconstitutional, similar laws may be proposed, adopted, or upheld in the future. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

     A separate act known as The Children's Online Privacy Protection Act of 1998, and the rules promulgated by the Federal Trade Commission implementing the provisions of the act, regulate the collection, use or disclosure of personally identifiable information from and about children on the Internet by operators of Web sites or online services directed to children, and operators of general audience Web sites who knowingly collect information from children. The act and the FTC rules require the operators of such Web sites and online services to:

     . provide notice of its information collection, use, and disclosure practices;

     . obtain parental consent prior to any collection, use or disclosure of personal information collected from children;

     . provide an opportunity for parental review of personal information collected from children and the right to prohibit further use or maintenance of that information;

     . not condition a child's participation in any online activity on disclosing more personal information than is necessary; and

     . to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children.

     An operator will be deemed to be in compliance with the requirements of the act and the FTC rules if the operator complies with any industry self-regulatory guidelines approved by the FTC. The FTC is authorized to bring enforcement actions and impose civil penalties for violations of the FTC rule.

     We may operate Web sites that are directed to children on behalf of some of our customers. The Children's Online Privacy Protection Act and the FTC rules implementing it went into effect on April 21, 2000. We have not yet taken affirmative steps to adopt or comply with any FTC-approved industry self-regulatory guidelines.

     In February 1995, the European Union or EU adopted Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. Pursuant to this directive the 15 member countries of the EU were required to pass specific privacy protection legislation by October 1998 regarding the collection and use of personally identifiable information. One section of the directive requires member states to ensure that personally identifiable information is only transferred outside of the EU to countries with adequate privacy protection.

     In response to the directive, the U.S. Department of Commerce has proposed seven "Safe Harbor" principles designed to serve as guidelines for U.S. companies. In light of the "Safe Harbor" principles, the EU announced in the fall of 1998 that it would avoid disrupting the exchange of information with the U.S. by allowing its member countries to transfer information to the U.S. so long as it continues good faith negotiations with the EU. However, if an EU member country determines that a Web site administered by a U.S. company has a significant presence in the country and is in violation of the "Safe Harbor" principles, it may nonetheless prosecute and sanction the U.S. company through its regulatory agency for improper data collection. Most EU member countries, including the United Kingdom, have enacted legislation consistent with the directive that has forced some U.S. companies to take actions to comply with the directive.

     Although we currently provide services over the Internet in the United Kingdom and other countries that are members of the EU, we have not taken affirmative steps to comply with the "Safe Harbor" principles announced by the U.S. Department of Commerce.

     While there currently are relatively few laws or regulations directly applicable to the Internet or to applications hosting providers, due to the increasing popularity of the Internet and Web-based applications it is likely that such laws and regulations may be adopted. These laws may cover a variety of issues including, for example, user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the future growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and Internet application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the U.S. and in the United Kingdom, and we facilitate the activities of our customers in those jurisdictions.

     As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence or employees or property there. The application of existing laws and regulations to the Internet or our business, or the adoption of any new legislation or regulations applicable to the Internet or our business, could materially adversely affect our financial condition and operating results.

     The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. For example, numerous bills have been presented to Congress and various state legislatures designed to address the prevalence of bulk e-mail, or spam, on the Internet. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

Intellectual Property

     We rely on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect our proprietary rights. The Catalog.com trademark is registered in the U.S. We also have domain name registrations for "catalog.com," "catalog.net," "mycatalog.com," "dallas.net," "ethos.net," "enotify.com," "oklahoma.net" and "oklahoma.com," each of which we believe are material to our business. "Dallas Internet," "Ethos Internet," "eNotify," "eReceivables," and the Dallas Internet and Ethos Internet logos are other trademarks of Catalog.com. We cannot assure you that we will be able to adequately protect our service marks or trademarks. It is possible that our competitors or others will adopt product or service names similar to ours or other service marks or trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect the name "Catalog.com" adequately could have a material adverse effect on our business, results of operations and financial condition.

     Further, we cannot assure you that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we may take, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property.

     We also rely and depend on a variety of technologies that we license from third parties, including our database and Internet server software, which is used in our Web site to perform key functions. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition. In the past, we have experienced delays in adding capacity. This affects our ability to sign up customers primarily due to the degradation of the speed of our computer servers which host the Web site for our customers.

Employees

     As of October 31, 2000, we had 37 full-time employees and one part-time employee. We also utilize the services of contractors and consultants as needed. None of our employees is represented by a labor union, and we believe employee relations are good.

Facilities

     Our principal offices are located in Plano, Texas and Oklahoma City, Oklahoma and handle the majority of the administration and sales and marketing functions. Our properties are as follows:

        Location          Purpose of Facility  Area Occupied   Owned or Leased
        --------          -------------------  --------------  ---------------
                                                 (Sq. Ft.)
     Plano, TX            Office                    5,000          Leased
     Oklahoma City, OK    Office/Data Center        4,500          Leased

     The Plano lease expires March 31, 2005 and has monthly rental payments of approximately $9,007; the Oklahoma City lease expires June 30, 2004 and has monthly rental payments of $5,967.

Legal Proceedings

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers, and their ages and positions as of the date of this prospectus, are as follows:

              Name                  Age                          Position
  -----------------------------     ---      --------------------------------------------------
  Robert W. Crull                   38       Chairman, President and Chief Executive Officer
  David D. Gaither                  41       Chief Financial Officer and Secretary
  D. Len Reeves                     37       Vice President of Customer Service and General Manager
  Bruce E. Smith                    41       Vice President of Operations
  Bill C. Miller                    38       Director
  Rodric M. Phillips, Jr., M.D.     38       Director
  David E. Rainbolt                 44       Director

     Robert W. Crull has served as our Chairman, President and Chief Executive Officer since 1995. Prior thereto, Mr. Crull was director of Oracle Learning Architecture with Oracle Corporation from 1995 to 1996 where he was the executive responsible for developing Oracle's online education Internet offerings. Before that, he was with EDS Corp. and Perot Systems, Inc. Mr. Crull earned a B.S. from Oklahoma State University in 1985. Mr. Crull is a class III director whose term expires in 2003. Mr. Crull is Mr. Reeves' brother-in-law.

     David D. Gaither has served as our Chief Financial Officer since September 1999 and was appointed Secretary in September 2000. From 1987 to 1999, he served in various capacities with LSB Industries, Inc., most recently serving as Vice President Accounting. He received his B.S. in Accounting from Oklahoma Christian University in 1981. Mr. Gaither is a Certified Public Accountant.

     D. Len Reeves has served as our Vice President of Customer Service and General Manager since February 1995. Prior to joining Catalog.com, Mr. Reeves worked as a technical recruiter and hospital physician liaison with Jackson & Coker, a physician recruitment company. Mr. Reeves earned a B.A. in Business Management/Marketing from Harding University. Mr. Reeves is Mr. Crull's brother-in-law.

     Bruce E. Smith joined us as Vice President of Operations on September 5, 2000. From 1993 until joining us, Mr. Smith was Vice President and General Manager of Summit Machine Tool Manufacturing Corp. From 1983 to 1993, Mr. Smith served in various capacities with Perfection Equipment Company, most recently as Vice President and General Manager. During 1998, Mr. Smith declared personal bankruptcy.

     Bill C. Miller has served as a director since our incorporation and as Chief Technology Officer from inception until July 14, 2000. For the 12 years prior to joining Catalog.com, Mr. Miller was with Rockwell International, Fidelity Investments, Perot Systems, Inc. and Oracle Corporation. Mr. Miller earned an M.S.E.E. from Southern Methodist University in 1988 and a B.S.E.E. from Oklahoma State University in 1984. He holds several communications-related patents. Mr. Miller is a class II director whose term expires in 2002.

     Rodric M. Phillips Jr., M.D. has served as a director of Catalog.com since 1998. Dr. Phillips received his Doctorate in Medicine from the University of Oklahoma College of Medicine in 1988. He completed his residency in anesthesia in 1992, and has served as the Director of Anesthesia at Orthopedic Associates since 1996 and Northwest Surgical Hospital in Oklahoma City since 1998. Dr. Phillips is a class II director whose term expires in 2002.

     David E. Rainbolt has served as a director of Catalog.com since April 2000. He is currently President and Chief Executive Officer of BancFirst Corporation, an affiliate of BancFirst Investment Corporation. He has held this position since 1992. Prior to 1992, Mr. Rainbolt served as Executive Vice President and Chief Financial Officer for BancFirst. He has been a member of BancFirst's board of directors since 1984 and is a member of the board of directors of ZymeTx, Inc., a publicly held biotechnology company. Mr. Rainbolt earned a B.B.A. in Finance from the University of Oklahoma in 1978 and an M.B.A. in Finance from Tulane University in 1979. Mr. Rainbolt is a class I director whose term expires in 2001.

     Under the terms of the underwriting agreement relating to this offering, the underwriters' representatives have, for a period of five years from the closing of this offering, the right to designate a non-voting advisory director to our board of directors. This advisory director shall be entitled to attend all meetings of our board of directors and receive all correspondence and communications sent by us to members of the board in their capacity as a director, but shall not have the right to vote. We expect the advisory director to receive the same compensation, including stock options covering 10,000 shares of common stock, as provided to the current members of our board of directors. As of the date of this prospectus, the underwriters' representatives have not advised us as to whether or not they intend to designate an advisory director or the identity of the advisory director.

     The American Stock Exchange has notified us that it does not consider
Mr. Rainbolt to be an independent member of the audit committee because Mr. Rainbolt is the beneficial owner of more than 10% of our outstanding common stock. The American Stock Exchange has granted us a written temporary exception for 90 days from the completion of this offering to its requirement that a majority of the members of our audit committee be independent. As a result, our board intends to appoint a new independent director that will serve as a member of our audit committee in lieu of Mr. Rainbolt. If our board does not take this action within 90 days after completion of this offering, our common stock will be subject to delisting from the American Stock Exchange. We expect the new independent director to receive the same compensation, including stock options covering 10,000 shares of common stock, as provided to the current members of our board of directors. As of the date of this prospectus, our board has not identified the person who will fill this newly created director's position.

Key Employees

     Samuel J. Fleitman has served as our Director of New Product Development since April 1997, and has been working on Internet application projects since 1992. Mr. Fleitman has worked to develop new products such as eNotify and to automate back-office services that allow us to be more efficient. Prior to joining us, Mr. Fleitman worked for Oracle Corporation developing an Online Education Service from 1996 to 1997. From 1992 to 1996 he worked for Texas A&M University administering online information services for the entire University and developing interactive projects for various departments. Mr. Fleitman earned a B.S. in Electronic Engineering Technology from Texas A&M University in 1991.

Directors' Terms

     The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

Board Committees

     The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of Catalog.com. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the audit committee. The American Stock Exchange has notified us that it does not consider Mr. Rainbolt to be an independent member of the audit committee because Mr. Rainbolt is, directly or indirectly, the beneficial owner of more than 10% of our outstanding common stock. In order to comply with the American Stock Exchange's requirement that a majority of the members of our audit committee be independent, our board intends to appoint a new independent director to serve in Mr. Rainbolt's place as a member of our audit committee within 90 days after completion of this offering.

     The board of directors has adopted an audit committee charter which governs the makeup and responsibilities of the audit committee. The charter provides that the audit committee will, among other things, review and recommend to the directors our independent auditors, ensure the independent auditors' ultimate accountability to the board of directors and the audit committee as representatives of the shareholders, and meet with the independent auditors and our financial management to review the scope of proposed audits, the procedures to be utilized and any comments or recommendations of the independent auditors. The charter also provides that the audit committee will review the financial statements contained in our annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements, and will investigate any matter brought to its attention within the scope of its duties.

     The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by Catalog.com. The compensation committee also administers our compensation plans. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the compensation committee.

Director Compensation

     Following this offering we will pay each of our outside directors $5,000 per year and $1,000 per meeting, and grant each director 10,000 stock options for each three-year term of service which will vest over three years.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the total compensation of our chief executive officer and each other executive officer whose total salary and bonus during the last three fiscal years exceeded $100,000.



                                                                      Long-Term Compensation
                                                                      ----------------------
                                        Annual Compensation            Securities Underlying
                                        -------------------
     Name and Principal Position         Year      Salary                     Options
     ---------------------------         ----      ------                     -------
     Robert W. Crull                     1999     $ 180,000                  40,000 (1)
       Chief Executive Officer           1998       120,200                      --
                                         1997        91,500                      --

     Michael J. McKay (2)                1999     $ 165,000                  91,500 (2)
       President                         1998            --                      --
                                         1997            --                      --

     Bill C. Miller(3)                   1999     $ 156,700                  40,000 (3)
       Senior Vice President and         1998        99,200                      --
       Chief Technology Officer          1997        78,500                      --

---------------
 (1) Vests at a rate of 25% per year on each of October 1, 2000, October 1, 2001, October 1, 2002, and October 1, 2003.
 (2) Mr. McKay's services as our President terminated on February 18, 2000, and his options expired June 18, 2000.
 (3) Mr. Miller resigned as our Senior Vice President and Chief Technology Officer effective July 14, 2000. All of Mr. Miller's options have terminated, except for options covering 10,000 shares, which will terminate if not exercised prior to January 22, 2000. On July 21, 2000, we entered into a Technical Advisor Agreement with Mr. Miller which has been terminated. We paid Mr. Miller approximately $5,000 under the Technical Advisor Agreement.

                         Option Grants in Fiscal 1999

     The following table sets forth information regarding options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 1999. We have not granted any stock appreciation rights.

                                            Percent of Total
                    Number of Securities    Options Granted      Exercise
                     Underlying Options     to Employees in      Price Per     Expiration
Name                     Granted (1)          Fiscal 1999          Share          Date
----                     -----------          -----------          -----          ----
Robert W. Crull             40,000               10.5%             $4.95        10/1/04
Michael J. McKay            51,500               13.5%             $2.50        6/18/00  (1)
                            40,000               10.5%             $4.50        6/18/00  (1)
Bill C. Miller              40,000               10.5%             $4.50        10/1/09  (2)

_______________
     (1) Mr. McKay's services as our President terminated on February 18, 2000. His options expired June 18, 2000.
     (2) Mr. Miller resigned as our Senior Vice President and Chief Technology Officer effective July 14, 2000. All of Mr. Miller's options have terminated, except for options covering 10,000 shares which will terminate if not exercised prior to January 22, 2000.

                            Year-end Option Values

          The following table sets forth information concerning the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1999. None of these executive officers exercised options during the year ended December 31, 1999.

          The "Value of Unexercised In-the-Money Options" at December 31, 1999 is based on a value of $6.50 per share of our common stock, which is the minimum public offering price. This value is based on equally allocating the minimum public offering price of a unit among the four shares comprising the unit, less the per share exercise price multiplied by the number of shares issued upon the exercise of the options.


                        Number of Securities       Value of Unexercised
                       Underlying Unexercised      In-the-Money Options
                    Options at December 31, 1999   at December 31, 1999
                    ----------------------------   --------------------
Name                   Vested        Unvested      Vested     Unvested
----                   ------        --------      ------     --------

Robert W. Crull          --           40,000         --       $  62,000
Michael J. McKay         --           91,500         --         286,000(1)
Bill C. Miller           --           40,000         --          80,000(2)

---------------
     (1) Mr. McKay's services as our President terminated on February 18, 2000. His options expired June 18, 2000.
     (2) Mr. Miller resigned as our Senior Vice President and Chief Technology Officer effective July 14, 2000. All of Mr. Miller's options have terminated, except for options covering 10,000 shares which will terminate if not exercised prior to January 22, 2000.

Stock Option Plans

          1997 Stock Option Plan. Under the 1997 stock option plan our employees and directors are eligible to receive awards of stock options. The 1997 stock option plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

          Under the 1997 stock option plan 200,000 shares of common stock are reserved for issuance subject to anti-dilution and similar adjustments. Incentive stock options for 139,500 shares have been granted or exercised under the 1997 stock option plan as of October 2, 2000. We also intend to grant upon completion of the offering stock options under the 1997 stock option plan for an additional 60,500 shares at a per share exercise price equal to the public offering price as equally allocated among the four shares comprising a unit.

          1999 Stock Option Plan. We have also established the 1999 stock option plan, pursuant to which our employees and directors are eligible to receive awards of stock options. The 1999 stock option plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

          Under the 1999 stock option plan, 340,000 shares of common stock are reserved for issuance subject to anti-dilution and similar adjustments. Incentive stock options for 211,000 shares have been granted or exercised under the 1999 stock option plan as of October 2, 2000. We also intend to grant upon completion of this offering stock options under the 1999 stock option plan for an additional 79,365 shares at a per share exercise price equal to the public offering price as equally allocated among the four shares comprising a unit.

Employment Agreements

          We have not entered into employment agreements with our executive officers, and the employment of such persons may be terminated at any time at the discretion of our board of directors. All of our employees have executed confidentiality agreements with us.

401(k) Plan

          We have adopted a Qualified Retirement Plan and Trust (the "401(k) Plan") for our eligible employees. An employee participant may contribute a percentage of his or her total compensation to the 401(k) Plan, up to a legal annual limit.

                       TRANSACTIONS WITH RELATED PARTIES

          On July 23, 1999, Catalog.com and eight lenders entered into a bridge loan agreement under which we issued bridge notes in the principal amount of $1,400,000 with an interest rate of 7.0% per annum. In August 1999, all outstanding bridge notes were converted into 155,557 shares of Series B preferred stock at a price of $9.00 per share. Rodric M. Phillips, Jr., M.D., one of our directors, held $150,000 in principal amount of bridge notes, which converted into 16,667 shares of Series B preferred stock. In accordance with the terms of the Series B preferred stock, the outstanding shares of Series B preferred stock held by Dr. Phillips will automatically convert into 33,334 shares of common stock upon completion of this offering, after being adjusted for the 2 for 1 stock split of our common stock. Upon completion of this offering, Dr. Phillips will own no shares of our Series B preferred stock.

     In February 1996, BancFirst Investment Corp. purchased 1,600,000 shares of common stock for an aggregate purchase price of approximately $468,000 or $0.2925 per share. In July 1998, in connection with a $300,000 subordinated debt financing provided by BancFirst, an affiliate of BancFirst Investment Corp., we issued 675,255 shares of Series A preferred stock in exchange for the 1,600,000 shares of common stock held by BancFirst Investment Corp. We redeemed the Series A preferred stock on July 29, 1999 in consideration of the payment of approximately $468,000 plus a mandatory dividend of approximately $28,000 and the issuance to BancFirst Investment Corp. of 627,022 shares of common stock. As required by the terms of, and as a condition to, the redemption of the Series A preferred stock, we repaid a loan from BancFirst in the amount of $300,000. David E. Rainbolt, one of our directors, is also a BancFirst Investment Corp. director and Chief Executive Officer of BancFirst Corporation, an affiliate of BancFirst Investment Corp. On July 31, 1998 we also borrowed $1,000,000 under a U.S. Small Business Administration loan through BancFirst. As of September 30, 2000, total borrowings under this loan were approximately $688,000. We intend to repay the outstanding balance of this loan with proceeds of this offering.

          Richmont Opportunity Fund, L.P. and their affiliated funds own, in the aggregate, 111,111 shares of Series B preferred stock and warrants to purchase 11,111 shares of Series B preferred stock. The Jerral W. Jones Family Limited Partnership owns 111,111 shares of Series B preferred stock, and its affiliate, Pro Silver Star, Ltd., owns warrants to purchase 11,111 shares of Series B preferred stock. In accordance with the terms of the Series B preferred stock and after adjustment of the conversion price due to the 2 for 1 stock split, the Series B preferred stock held by the Richmont Opportunity Fund and their affiliates will automatically convert into 222,222 shares of common stock upon completion of this offering, and the Series B preferred stock held by the Jerral
W. Jones Family Limited Partnership will automatically convert into 222,222 shares of common stock. The terms of the amended warrants for the purchase of Series B preferred stock provide that, upon completion of this offering and after adjustment due to the 2 for 1 stock split, the amended warrants owned by Richmont Opportunity Fund, L.P. and Pro Silver Star, Ltd. will each be exercisable into 22,222 shares of common stock and will not be exercisable into shares of Series B preferred stock. No shares of Series B preferred stock will be outstanding after completion of this offering.

          We currently provide web hosting and network development services to various affiliates of BancFirst Investment Corp. Since the beginning of 1999, we have been paid approximately $237,000 for these services.

          The Company provided the Dallas Cowboys with Web site development, Web hosting, and catalog services, and was paid approximately $106,000 for these services. Jerral W. Jones, a member of the Jerral W. Jones Family Limited Partnership, is an affiliate of the Dallas Cowboys.

                            PRINCIPAL SHAREHOLDERS

          The following table sets forth, as of October 31, 2000, certain information with respect to the beneficial ownership of our equity securities by the following:

          . each person known by us to beneficially own more than or own the right to eventually convert to more than 5% of all equity securities outstanding;

          .  each of our directors;

          . each of our executive officers named in the Summary Compensation Table; and

          .  all of our directors and executive officers as a group.

          Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding for purposes of computing the percentage of ownership of the option holder and for all officers and directors as a group, but are not deemed outstanding in computing the percentage of any other person.

          Applicable percentage ownership in the following table is based on 4,192,530 shares of common stock outstanding as of October 31, 2000, which gives effect to the 2 for 1 stock split and is adjusted to reflect the conversion of all outstanding shares of preferred stock upon completion of this offering.

          To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock option plans, there will be further dilution to new public investors.

          We have granted the underwriters an option to purchase up to 48,000 units to cover over-allotments, if any. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

                   Name and Address                         Amount and Nature of           Before       After
Title of Class    of Beneficial Owner                       Beneficial Ownership          Offering     Offering
--------------    -------------------                       --------------------          --------     --------

Common           Robert W. Crull                                   1,700,000 (1)            40.5%        31.0%
                 14000 Quail Springs Parkway,
                 Suite 3600
                 Oklahoma City, OK  73134

Common           Bill C. Miller                                      412,000 (2)             9.8%         7.5%
                 6404 International Parkway, Suite 2200
                 Plano, TX  75093

Common           Michael J. McKay                                         -- (3)              --           --
                 5414 Edlen Drive
                 Dallas, Texas  75220


Common           BancFirst Investment Corp.(4)                       627,022                15.0%        11.5%
                 101 N. Broadway, Suite 460
                 Oklahoma City, OK  73102

Common           Schloss Brothers, LP(5)                             240,000                 5.7%         4.4%
                 29 E. Maryland St.
                 Indianapolis, IN  46205

Common           Rodric M. Phillips, Jr., M.D.                       344,834 (6)             8.2%         6.3%
                 14000 Quail Springs Parkway, Suite 3600
                 Oklahoma City, OK  73134

                   Name and Address                         Amount and Nature of           Before       After
Title of Class    of Beneficial Owner                       Beneficial Ownership          Offering     Offering
--------------    -------------------                       --------------------          --------     --------
Common           David E. Rainbolt                                   627,022 (7)            15.0%        11.5%
                 101 N. Broadway Ave.
                 Oklahoma City, OK  73126

Common           Richmont Opportunity Fund, L.P. (8)                 250,044 (8)             5.9%         4.6%
                 16251 Dallas Parkway, 7th Fl.
                 Addison, TX  75001

Common           Jerral W. Jones Family (9)
                 Limited Partnership                                 244,444 (9)             5.8%         4.4%
                 One Cowboy Parkway
                 Irving, TX  75063

All Directors and Officers as
a Group (7 persons)                                                3,096,356                73.3%        56.2%

_______________
(1) Mr. Crull holds these shares as Trustee of the R.W. Crull 2000 Revocable Trust. This amount includes options to purchase 10,000 shares that become exercisable within 60 days from the date of this prospectus and excludes 110,000 shares held by Mr. Phillips, as Trustee of the Crull Children's 2000 Irrevocable Trust over which Mr. Crull disclaims beneficial ownership.
(2) Includes 2,000 shares held by Bill C. Miller as custodian for Jordan Marie Powell and Cameron Blaine Powell. Includes options to purchase 10,000 shares which will expire if not exercised prior to January 22, 2000. Mr. Miller resigned as Senior Vice President and Chief Technology Officer effective July 14, 2000.
(3) Mr. McKay's services as the President of Catalog.com terminated on February 18, 2000.
(4) BancFirst Investment Corp. is a subsidiary of BancFirst Corporation, a publicly held company. David E. Rainbolt, one of our directors, is an affiliate of BancFirst Investment Corp.
(5)  Robert Schloss is the general partner of Schloss Brothers, L.P.
(6) Includes (a) options to purchase 1,500 shares that become exercisable within 60 days from the date of this prospectus and (b) 110,000 shares over which Mr. Phillips has voting and investment control as Trustee of the Crull Children's 2000 Irrevocable Trust.
(7) Includes 627,022 shares beneficially owned by BancFirst Investment Corp. Mr. Rainbolt disclaims beneficial ownership of the shares held by BancFirst Investment Corp., except to the extent of his pecuniary interest therein.
(8) Includes 42,268 shares beneficially owned by Richmont Opportunity Partners, Ltd., 5,600 shares beneficially owned by Richmont Asia-Pacific Limited and 22,222 shares of common stock subject to warrants held by Richmont Opportunity Management Partners, L.P. Richmont Investment Management, L.L.C., a Texas registered investment advisor, is the general partner of Richmont Opportunity Management, L.P., which is the general partner of Richmont Opportunity Fund, L.P. As a result, Richmont Investment Management, L.L.C. may be deemed the beneficial owner of the shares listed as beneficially owned by Richmont Opportunity Fund, L.P.
(9) Jerral W. Jones and members of his family, none of whom are affiliated with Catalog.com, beneficially own the Jerral W. Jones Family Limited Partnership and Pro Silver Star, Ltd., which may be deemed an affiliate of Jerral W. Jones Family Limited Partnership. Includes 22,222 shares of common stock subject to warrants held by Pro Silver Star, Ltd.

                           DESCRIPTION OF SECURITIES

General

          Our certificate of incorporation authorizes the issuance of 19,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Prior to this offering 3,398,332 shares of common stock and 794,198 shares of preferred stock were issued and outstanding, and 157,000 shares were subject to currently exercisable options and 145,752 shares were subject to currently exercisable warrants. Upon completion of this offering, 5,472,530 shares of common stock and no shares of preferred stock will be outstanding. As of October 31, 2000, we had 20 holders of common stock and 21 holders of preferred stock.

     The following description of our capital stock is not meant to be complete. It is qualified by reference to our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Oklahoma General Corporation Act.

Units

     Each unit consists of four shares of common stock and two public warrants. Each public warrant entitles the holder to purchase one additional share of common stock. The common stock and public warrants will become separately transferable 30 days after completion of this offering.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to any preference granted to holders of any outstanding preferred stock, holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of such dividends. Holders of common stock have no cumulative voting, redemption or conversion rights. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation authorizes the board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights, including voting rights, of the shares of each such series and any qualifications, limitations or restrictions on preferred shares. No shareholder authorization is required for the issuance of these shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of preventing a hostile takeover of Catalog.com, even if the takeover is considered to be desirable by the holders of common stock. Issuance of a series of preferred stock could otherwise adversely affect the voting power of the holders of common stock, and could serve to perpetuate the board of directors' control of us.

     No shares of preferred stock will be outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock at the closing of this offering, and we currently have no plans that would result in the issuance of any shares of preferred stock.

Public Warrants

     General. Each public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $_____, which is 130% of the initial public offering price of a unit divided by four. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time during the period commencing 30 days after this offering and ending on the fifth anniversary date of the closing of the offering, which is the expiration date. Public warrants which have not previously been exercised will expire on the expiration date. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised.

     Separate Transferability. Our public warrants will trade only as a unit until 30 days following this offering. At such time, the common stock and the public warrants will trade separately.

     Redemption. We have the right, commencing 18 months after the closing of this offering, to redeem the public warrants issued in the offering at a redemption price of $0.05 per public warrant after providing at least 30 days prior written notice to the public warrant holders. We may redeem the warrants only if the average closing price of the common stock equals or exceeds $_______, which is 200% of the initial public offering price of a unit divided by four, for 10 consecutive trading days ending prior to the date of the notice of redemption. We will send the written notice of redemption by registered or certified mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice or publication or otherwise will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

     Exercise. A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides. Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate prior to the redemption date or on or prior to the expiration date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of public warrants being exercised. Fractional shares will not be issued upon exercise of our public warrants.

     Adjustments of Exercise Price. The exercise price is subject to adjustment if we declare any stock dividend to shareholders or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant.

Registration Rights

     Upon completion of this offering the holders of approximately 1,533,972 shares of common stock, and rights to acquire common stock excluding our public warrants, will be entitled to rights with respect to the registration of those shares under the Securities Act. Following the closing of this offering, if we propose to register any additional securities under the Securities Act, other than securities registered under Forms S-4 and S-8, we must notify these holders who will be entitled to have their shares of common stock included in the registration. In addition, holders of 50% or more of such shares have the right to require us, on up to two separate occasions, to file a registration statement with respect to such shares. We are required to use our best efforts to effect this registration. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Further, these holders may require us to file an unlimited number of additional registration statements under the Securities Act on Form S-3 at our expense.

Stock Options

     At October 31, 2000, we had 340,000 shares of common stock subject to outstanding options under the 1997 and 1999 stock option plans. Most of these stock options are subject to a four year vesting schedule, and the weighted average exercise price of such options is $3.37. We also intend to grant upon completion of this offering additional stock options under the 1997 and 1999 plans for the purchase of 139,865 shares at a per share exercise price equal to the public offering price. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 and 1999 stock option plans. After the effective dates of these registration statements, shares purchased upon exercise of the options granted under such plans will be available for resale in the public market.

Warrants

     At October 31, 2000, we had outstanding currently exercisable warrants to purchase 145,752 shares of our common stock at an exercise price of $4.50 per share, which expire as follows:

                            Shares Subject   Expiration
                             to Warrants        Date
                             -----------        ----
                                5,000          8/2/02
                                8,000         4/12/04
                               68,308         12/1/05
                               44,444         8/25/06
                               20,000          9/8/06

            ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND CERTAIN OKLAHOMA STATUTES

     Provisions of our certificate of incorporation and bylaws that will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Board Composition. Our certificate of incorporation and bylaws that will be effective upon the completion of this offering provide that our Board will be divided into three classes with each class serving staggered three-year terms. Mr. Rainbolt will be a member of the first class, whose term expires at the 2001 annual meeting of shareholders, Mr. Miller and Dr. Phillips will serve as members of the second class whose term expires at the 2002 annual meeting of shareholders, and Mr. Crull will serve as a member of the third class whose term expires at the 2003 annual meeting of shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the Board may have the effect of delaying or preventing changes in control or management.

     Board of Directors Vacancies. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     Shareholder Action; Special Meetings of Shareholders. The certificate of incorporation and bylaws further provide that (a) shareholders may not take action by written consent, unless taking such action by written consent has been approved in advance by the board of directors; and (b) special meetings of shareholders may be called only by the chairman of the board of directors.

     Amendments to Our Certificate of Incorporation and Bylaws. The provisions of our certificate of incorporation governing the attributes of our authorized stock, amendments to the certificate of incorporation and bylaws, the composition of the board of directors and indemnification of our directors and officers may not be amended, except with the vote of 66-2/3% of our outstanding voting stock. In addition, our bylaws may not be amended without the vote of 66-2/3% of our outstanding voting stock.

     Advance Notice Requirements for Shareholder Proposals and Director Nomination. The bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 50 days prior to the meeting, provided that if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received no later than 10 days following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

     The bylaws also include requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to certain limitations imposed by the American Stock Exchange. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Catalog.com by means of a proxy contest, tender offer, merger or otherwise.

     Our board of directors has no present intention to issue any new class or series of preferred stock; however, our board of directors has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of such stock, unless otherwise required by law.

     Our certificate of incorporation provides that we may grant rights or options to purchase any shares of our stock of any class or series to run for such period of time, for such consideration, upon such terms and conditions, and in such form as our board of directors may determine. This provision may allow the board to enact certain anti-takeover plans.

     Oklahoma Takeover Statute. We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an "interested stockholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

     . prior to the date such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     . upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

     . on or subsequent to the date of the transaction in which such person became an interested stockholder; the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 1090.3 defines a "business combination" to include:

     . any merger or consolidation involving the corporation and an interested stockholder;

     . any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

     . subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder

     . any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     . the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

     Oklahoma Control Share Act. If we have 1,000 or more shareholders and meet other conditions, we will be subject to Oklahoma's control share act. With exceptions, this act prevents holders of 20% or more of the voting power of our stock from voting their shares for a period of three years unless the acquisition has been approved by our shareholders in accordance with the act. This provision may delay the time it takes anyone to gain control of us.

Limitation of Liability and Indemnification Matters.

     Our bylaws include provisions whereby our officers and directors are to be indemnified. Our certificate of incorporation also limits, to the fullest extent permitted by Oklahoma law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Oklahoma law, however, a director's liability cannot be limited for:

     .    breach of the director's duty of loyalty;

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     . the unlawful payment of a dividend or unlawful stock purchase redemption; or

     . any transaction from which the director derives an improper personal benefit.

     Oklahoma law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable

     In connection with this offering, we intend to acquire director's and officer's liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, or breach of duty by any of our directors or officers, excluding certain matters including fraudulent, dishonest, or criminal acts against self-dealing. We anticipate that the policy will cover acts resulting in liability in an amount of up to $5,000,000.

     There is currently no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent, Registrar and Warrant Agent



     UMB Bank, N.A. will serve as the transfer agent and registrar for our common stock and warrant agent for the public warrants.

American Stock Exchange Listing


     We have applied for the listing of our units, common stock, and public warrants on the American Stock Exchange under the symbols, "CLG," "CLG.U," and "CLG.WS."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot predict the effect, if any, that sales of our common stock or the availability of common stock for sale will have on its market price. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of the common stock and impair our ability to raise capital through the sale of our equity securities in the future.

     Upon the closing of the offering, we will have an aggregate of 5,472,530 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or conversion of outstanding warrants. Of the outstanding shares, all of the 1,280,000 shares comprising the units sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Of the remaining 4,192,530 shares of common stock 1,683,720 will be deemed "restricted securities" as defined under Rule 144 and 2,508,810 shares are eligible for sale without restriction or further registration under Rule 144(k), unless they are held by "affiliates" of Catalog.com or subject to a "lock-up" agreement as summarized below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 and 144(k) promulgated under the Securities Act, which rules are summarized below. Additional shares will be available for sale in the public market as follows:



     Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), this leaves 4,192,530 shares eligible for sale in the public market after this offering as follows:

          Number of Shares                  Date of Availability for Public Sale
          ----------------    --------------------------------------------------------------
              72,500                        90 days after closing this offering
           4,120,030            from 180 days to 2 years after the date of this prospectus subject, with respect to our affiliates, to volume limitations

     Since our officers, directors and existing shareholders will own a large port ion of the outstanding shares of our common stock after this offering, sales of our common stock by our officers, directors and existing shareholders over a relatively short period of time would likely depress the prices of our common stock and our future ability to raise additional equity capital. Our existing officers and directors and some of our shareholders have entered into lock-up agreements covering 4,117,030 shares which will be outstanding immediately after this offering.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     . 1% of the then-outstanding shares of common stock, approximately 52,000 shares immediately after the offering; or

     . the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions.

     In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of Catalog.com, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     As of the date of this prospectus, options to purchase a total of 340,000 shares of common stock are outstanding, of which 157,000 are currently exercisable, and warrants to purchase 145,752 shares of common stock are outstanding, all of which are currently exercisable. We also intend to grant upon completion of this offering additional stock options which will vest over four years and cover 139,865 shares. We intend to file a Form S-8 registration statement under the Securities Act shortly after the date of this prospectus to register all shares of common stock issuable under the 1997 and 1999 stock option plans. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above.

                                 UNDERWRITING

     Under the terms of the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriters, the number of units indicated below:

     Name                                               Number of Units
     ----                                               ---------------

     Institutional Equity Corporation...................

     Capital West Securities, Inc.......................
                                                           ------------
        Total...........................................
                                                           ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of certain legal matters by counsel and to other conditions described in the underwriting agreement. Some of these conditions are the SEC declaring effective our registration statement relating to this offering, our certification to the underwriters as to the statements contained in this prospectus, market conditions in effect at the time of the effectiveness of this offering, our independent accountants providing certain representations to the underwriters, and receipt by the underwriters' representatives of legal opinions from our counsel. The underwriters are obligated to purchase all the units, other than those covered by the over-allotment option described below if they purchase any of the units.

Public Offering Price and Dealers Concession

     The underwriters, for whom Institutional Equity Corporation and Capital West Securities, Inc. are acting as representatives, propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the units to dealers, who are members of the National Association of Securities Dealers, Inc., at the public offering price less a concession not in excess of $__ per unit. The underwriters may allow, and such dealers may reallow, a concession not in excess of $ ___ per unit on sales to certain other dealers. After the initial public offering, the public offering price, concessions and reallowances may change. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

Over-allotment Option

     We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 48,000 additional units from us on the same terms as set forth in this prospectus with respect to the 320,000 units offered hereby. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to the conditions described in the underwriting agreement, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

Underwriters' Compensation

     The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. We have agreed to pay the underwriters a commission of 10% of the per unit offering price for shares sold to the public, and 7% of the per unit offering price for units sold to friends and family of our existing shareholders. We have agreed to pay a non-accountable expense allowance to the managing underwriter equal to 1.5% of the gross offering proceeds, of which $75,000 has been paid as of the date of this prospectus. We have agreed to pay up to $20,000 of any expenses in connection with qualifying the units, common stock, and public warrants included in this offering for sale under the laws of the states that the underwriters and we may designate, including filing fees and expenses of counsel retained for these purposes. We have also agreed to pay all filing and other fees in connection with registering the offering with the National Association of Securities Dealers, Inc.

     The following table summarizes the compensation and estimated expenses we will pay, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional units.

                                                          Total
                                             ------------------------------
                                                  Without         With
                             Per Unit (1)    Over-allotment  Over-allotment
                             ------------    --------------  --------------
Underwriting fees paid by us

Expenses payable by us

Deemed compensation paid by us

Total

__________

(1) Based on a per unit commission of 10% of the offering price with respect to 320,000 units. To the extent units are sold in this offering to friends and family of our existing shareholders at a per unit commission of 7%, the commission we pay will be reduced.

     For 30 months following this offering, Institutional Equity Corporation will be our exclusive agent for solicitation of the exercise of the public warrants. If Institutional Equity Corporation at any time one year after the date of this offering solicits the exercise of the public warrants, we will be obligated to pay Institutional Equity Corporation a solicitation fee equal to 5% of the aggregate proceeds received by the Company as a result of the solicitation, except under certain limited conditions.

Indemnification of Underwriters

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Representative's Warrants

     Upon completion of this offering, we will sell to Institutional Equity Corporation, for its own account, warrants covering an aggregate of up to 32,000 units exercisable at a price equal to 135% of the offering price. Institutional Equity Corporation will pay a price of $0.001 per warrant. Institutional Equity Corporation may exercise these warrants as to all or any lesser number of the underlying units commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. These warrants are not transferable by the warrant holders other than to officers and partners of the representatives and successors of Institutional Equity Corporation. The exercise price of these warrants and the number of units for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events described in the warrants.

Lock-up Agreements

     In connection with this offering, our existing officers and directors and some of our shareholders, who will own a total of 4,117,030 shares of common stock after the offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Institutional Equity Corporation. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144. None of the shares sold in the offering to friends and family of our existing shareholders will be subject to lock-up agreements.

     We have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Institutional Equity Corporation, except that we may issue, and grant options to purchase, shares of common stock under our stock option plans and pursuant to the public warrants and our other existing warrants.

     Institutional Equity Corporation may, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Institutional Equity Corporation currently has no intention to allow any shares of the common stock to be sold or otherwise offered by Catalog.com prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Institutional Equity Corporation, in its sole discretion, may deem to be relevant.

Determining the Offering Price

     Prior to this offering, there has been no public market for our units and our common stock and public warrants comprising the units. Consequently, the initial public offering price for the units was determined by negotiations among us and the underwriters' representatives. Among the factors considered in determining the initial public offering price were our record of operations, current financial condition, future prospects and markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you that the prices at which the units, common stock, and public warrants will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the units, common stock, or public warrants will develop and continue after this offering.

Stabilization and other Transactions

     In connection with the offering, Institutional Equity Corporation, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of units made for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Institutional Equity Corporation, in covering syndicate short positions or making stabilizing purchases, repurchases units originally sold by that syndicate member. These activities may cause the price of the units to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the American Stock Exchange. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

Advisory Director

     We have agreed that upon the conclusion of this offering we will appoint to our board of directors one non-voting advisory director selected by the underwriters' representatives. We currently expect the advisory director to receive the same compensation, including stock options covering 10,000 shares of common stock, as provided to the members of our board of directors. As of the date of this prospectus, the underwriters' representatives have not designated who will serve as the advisory director.

                                 LEGAL MATTERS

     Selected legal matters in connection with the units being offered by this prospectus and the common stock and public warrants comprising the units are being passed upon for us by Conner & Winters, A Professional Corporation, Oklahoma City, Oklahoma. Certain matters in connection with the offering will be passed upon for the underwriters by Bingham Dana, LLP, New York, New York.

                                    EXPERTS

     The audited financial statements as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN GET ADDITIONAL INFORMATION

     We filed with the SEC a registration statement on Form SB-2 including the exhibits, schedules and amendments to the registration statement under the Securities Act with respect to the units to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Catalog.com and the units to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the registration statement or any other information Catalog.com files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site, http://www.sec.gov.

     As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and other information with the SEC. Upon the listing of our units on the American Stock Exchange, such reports, proxy and information statements and other information may also be inspected at the American Stock Exchange offices located at 86 Trinity Place, New York, New York 10006-1872. We intend to furnish our shareholders with annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                Page
                                                                                ----
Catalog.com, Inc.

Report of independent public accountants......................................  F-2
Balance sheets as of December 31, 1999 and September 30, 2000 (unaudited).....  F-3
Statements of operations for the years ended December 31, 1998, 1999 and nine-months ended September 30, 2000 and 1999 (unaudited)................  F-5
Statement of stockholders' deficit for the years ended December 31, 1998,
     1999 and nine-months ended September 30, 2000 (unaudited)................  F-6
Statements of cash flows for the years ended December 31, 1998, 1999 and nine-months ended September 30, 2000 and 1999 (unaudited).................  F-7
Notes to financial statements.................................................  F-8

Network Wizards

Report of independent public accountants......................................  F-18
Statement of operations for the period from January 1, 1998 to July 30, 1998..  F-19
Statement of cash flows for the period from January 1, 1998 to July 30, 1998..  F-20
Notes to financial statements.................................................  F-21

Report of Independent Public Accountants


To the Board of Directors of
  Catalog.com, Inc.:

We have audited the accompanying balance sheet of Catalog.com, Inc. (formerly Ethos Communications Corp.) (an Oklahoma corporation) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalog.com, Inc. as of December 31, 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                           /s/ Arthur Andersen LLP


Oklahoma City, Oklahoma,
 February 18, 2000

                               CATALOG.COM, INC.

                                BALANCE SHEETS


                                                                                 December 31,      September 30,
ASSETS                                                                               1999             2000
------                                                                         --------------     --------------
                                                                                                   (Unaudited)
CURRENT ASSETS:
 Cash                                                                              $1,650,994        $   370,938
 Accounts receivable, net of allowance for doubtful accounts of $2,437                119,251            275,392
 Prepaids and other                                                                     5,754             25,250
                                                                                   ----------        -----------

       Total current assets                                                         1,775,999            671,580
                                                                                   ----------        -----------

PROPERTY AND EQUIPMENT:
 Computer equipment                                                                   882,850          1,483,903
 Furniture and fixtures                                                               110,381            184,733
 Capital lease equipment                                                              319,604            324,704
 Leasehold improvements                                                                12,102             76,756
                                                                                   ----------        -----------
                                                                                    1,324,937          2,070,096
   Less- Accumulated depreciation                                                    (779,417)        (1,066,621)
                                                                                   ----------        -----------

       Net property and equipment                                                     545,520          1,003,475
                                                                                   ----------        -----------

OTHER ASSETS:
 Customer list, net of accumulated amortization of $234,309                           921,312            802,251
 Software development costs, net of accumulated amortization of $239,916              189,873            207,493
 Domain names, net of accumulated amortization of $8,274                              126,726            105,329
 Preferred stock issuance costs, net of amortization of $20,891                       292,459            245,374
 Deferred offering costs                                                                    -            370,223
 Other                                                                                 53,773             70,961
                                                                                   ----------        -----------
       Total other assets                                                           1,584,143          1,801,631
                                                                                   ----------        -----------

       Total assets                                                                $3,905,662        $ 3,476,686
                                                                                   ==========        ===========

                               CATALOG.COM, INC.

                                BALANCE SHEETS




                                                                                         December 31,     September 30,
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                        1999            2000
-------------------------------------                                                     ----------       -----------
                                                                                                           (Unaudited)
CURRENT LIABILITIES:
  Accounts payable                                                                        $   159,963      $   554,124
  Deferred revenue                                                                            318,496          550,423
  Other accrued liabilities                                                                     9,424           15,356
  Current maturities of long-term debt                                                        142,708          146,950
  Current maturities of capital lease obligations                                              59,578                -
                                                                                          -----------      -----------

       Total current liabilities                                                              690,169        1,266,853
                                                                                          -----------      -----------

OBLIGATIONS DUE AFTER ONE YEAR:
  Long-term debt                                                                              613,471          518,376

COMMITMENTS (Notes 4 and 5)

SERIES B PREFERRED, $.01 par value; 800,000 shares authorized, 794,198 shares
  issued and outstanding                                                                    3,573,891        3,573,891

STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value; 19 million shares authorized, 3,395,332 shares
    issued and outstanding                                                                     33,953           33,983

  Series A preferred stock, $.01 par value; 1 million shares authorized, no shares
    issued and outstanding                                                                          -                -

  Additional paid-in capital                                                                1,056,924        1,111,894
  Retained deficit                                                                         (2,062,746)      (3,028,311)
                                                                                          -----------      -----------

       Total stockholders' deficit                                                           (971,869)      (1,882,434)
                                                                                          -----------      -----------

       Total liabilities and stockholders' deficit                                        $ 3,905,662      $ 3,476,686
                                                                                          ===========      ===========

  The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                           STATEMENTS OF OPERATIONS


                                                                                                         Nine Months Ended
                                                                  Year Ended December 31,                   September 30,
                                                               -----------------------------        ----------------------------
                                                                  1998              1999               1999              2000
                                                               ----------        -----------        ----------        ----------
                                                                                                             (Unaudited)
INTERNET AND ONLINE SERVICE REVENUES                           $1,912,744        $ 2,837,683        $2,062,233        $2,825,836

OPERATING COSTS AND EXPENSES:
  Communications and operations                                   592,834            674,864           494,430           678,715
  Sales and marketing                                             136,511            528,742           264,936           541,333
  General and administrative                                      752,562          1,980,213         1,333,241         1,965,898
  Depreciation and amortization                                   389,135            585,832           412,985           542,246
                                                               ----------        -----------        ----------        ----------

       Total operating costs and expenses                       1,871,042          3,769,651         2,505,592         3,728,192
                                                               ----------        -----------        ----------        ----------

       Operating income (loss)                                     41,702           (931,968)         (443,359)         (902,356)
                                                               ----------        -----------        ----------        ----------

OTHER (INCOME) AND EXPENSES:
  Interest expense                                                 86,441            132,179           114,856            64,824
  Interest and other income                                        (5,061)           (47,385)          (18,447)          (48,700)
                                                               ----------        -----------        ----------        ----------

       Total other expenses (income)                               81,380             84,794            96,409            16,124
                                                               ----------        -----------        ----------        ----------

NET LOSS                                                          (39,678)        (1,016,762)         (539,768)         (918,480)

DIVIDENDS ON PREFERRED STOCK                                      (25,432)           (84,573)          (68,914)          (47,085)
                                                               ----------        -----------        ----------        ----------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                     $  (65,110)       $(1,101,335)       $ (608,682)       $ (965,565)
                                                               ==========        ===========        ==========        ==========

BASIC NET LOSS APPLICABLE TO COMMON                            $    (0.02)       $     (0.37)       $    (0.22)       $    (0.28)
  STOCKHOLDERS PER COMMON SHARE                                ==========        ===========        ==========        ==========

DILUTED NET LOSS APPLICABLE TO COMMON                          $    (0.02)       $     (0.37)       $    (0.22)       $    (0.28)
  STOCKHOLDERS PER COMMON SHARE                                ==========        ===========        ==========        ==========

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                3,424,974          2,970,890         2,829,925         3,396,634
                                                               ==========        ===========        ==========        ==========

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              3,424,974          2,970,890         2,829,925         3,396,634
                                                               ==========        ===========        ==========        ==========

  The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                 Series A                                  Additional                      Total
                                              Preferred Stock          Common Stock          Paid-in      Retained     Stockholders'
                                           ---------------------  -----------------------
                                             Shares     Amount        Shares      Amount     Capital       Deficit        Deficit
                                           ---------  ----------  -----------  ----------  -----------  ------------  -------------
BALANCE, DECEMBER 31, 1997                        -    $       -    4,108,810   $ 41,088   $  477,204   $  (524,301)   $    (6,009)

 Exchange of common stock for redeemable
  convertible Series A preferred stock      675,255      433,085   (1,600,000)   (16,000)    (452,000)     (372,000)      (406,915)
 Dividend on Series A preferred stock             -            -            -          -            -       (25,432)       (25,432)
 Net loss                                         -            -            -          -            -       (39,678)       (39,678)
                                           --------   ----------   ----------   --------   ----------   -----------    -----------

BALANCE, DECEMBER 31, 1998                  675,255      433,085    2,508,810     25,088       25,204      (961,411)      (478,034)

 Common stock issued                              -            -      259,500      2,595      604,905             -        607,500
 Dividends on Series A preferred stock            -            -            -          -            -       (63,682)       (63,682)
 Redemption of Series A preferred stock    (675,255)    (433,085)     627,022      6,270      426,815             -              -
 Dividend on Series B preferred stock             -            -            -          -            -       (20,891)       (20,891)
 Net loss                                         -            -            -          -            -    (1,016,762)    (1,016,762)
                                           --------   ----------   ----------   --------   ----------   -----------    -----------

BALANCE, DECEMBER 31, 1999                        -            -    3,395,332     33,953    1,056,924    (2,062,746)      (971,869)

 Common stock issued (unaudited)                  -            -        3,000         30        2,970             -          3,000
 Warrants issued (unaudited)                      -            -            -          -       52,000             -         52,000
 Dividend on Series B preferred stock
  (unaudited)                                     -            -            -          -            -       (47,085)       (47,085)
 Net loss (unaudited)                             -            -            -          -            -      (918,480)      (918,480)
                                           --------   ----------   ----------   --------   ----------   -----------    -----------

BALANCE, SEPTEMBER 30, 2000 (unaudited)           -    $       -    3,398,332   $ 33,983   $1,111,894   $(3,028,311)   $(1,882,434)
                                           ========   ==========   ==========   ========   ==========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                             Nine Months Ended
                                                              Year Ended December 31,           September 30,
                                                            --------------------------    ------------------------
                                                                1998           1999          1999          2000
                                                            -----------    -----------    ----------   -----------
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                   $   (39,678)   $(1,016,762)   $ (539,768)  $  (918,480)
 Adjustments to reconcile net loss to net cash provided
  by (used in) operations-
    Depreciation and amortization                               389,135        585,832       412,985       542,246
    Non-cash compensation - warrants                                  -              -             -        52,000
    Changes in current assets and liabilities-
      Increase in accounts receivable                           (14,879)       (76,447)      (72,313)     (156,141)
      (Increase) decrease in prepaids and other                  (1,337)         2,500       (40,149)      (19,496)
      Increase in accounts payable                               38,249         70,400       124,887        45,875
      Increase in deferred revenue                               77,194         46,785        68,461       231,927
      Increase in other accrued liabilities                         222          4,030         6,695         5,932
                                                            -----------    -----------    ----------   -----------

        Net cash provided by (used in) operating                448,906       (383,662)      (39,202)     (216,137)
         activities                                         -----------    -----------    ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                             (52,290)      (515,139)     (486,590)     (597,801)
 Acquisition of web hosting assets                           (1,180,000)             -             -             -
 Acquisition of domain names                                    (10,000)      (125,000)     (125,000)            -
 Non-compete agreement                                          (10,000)             -             -             -
 Trademark registration                                               -         (6,751)       (6,269)       (5,003)
 Software development costs                                    (166,917)      (107,436)      (78,960)     (123,817)
 Other non-current assets                                             -        (14,010)      (14,010)      (20,573)
                                                            -----------    -----------    ----------   -----------

        Net cash used in investing activities                (1,419,207)      (768,336)     (710,829)     (747,194)
                                                            -----------    -----------    ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of short-term debt                            -      1,400,000     1,400,000             -
 Repayment of note payable - shareholder                         (9,195)       (40,583)      (40,583)            -
 Repayment of long-term debt                                    (90,332)      (568,351)     (398,647)      (90,853)
 Proceeds from issuance of long-term debt                     1,274,062         44,964        44,964             -
 Payments of capital lease obligations                         (113,474)      (108,357)      (79,573)      (59,577)
 Proceeds from issuance of common stock                               -        607,500       607,500         3,000
 Proceeds from issuance of preferred stock                            -      2,061,236     2,061,236             -
 Deferred offering costs                                              -       (200,695)            -      (169,295)
 Redemption of Series A preferred stock                               -       (467,952)     (467,952)            -
 Series A preferred stock dividends                                   -        (28,077)      (28,077)            -
                                                            -----------    -----------    ----------   -----------

       Net cash provided by (used in) financing activities    1,061,061      2,699,685     3,098,868      (316,725)
                                                            -----------    -----------    ----------   -----------

NET INCREASE (DECREASE) IN CASH                                  90,760      1,547,687     2,348,837    (1,280,056)

CASH, beginning of period                                        12,547        103,307       103,307     1,650,994
                                                            -----------    -----------    ----------   -----------

CASH, end of period                                         $   103,307    $ 1,650,994    $2,452,144   $   370,938
                                                            -----------    -----------    ----------   -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid                                              $    81,646    $   132,041    $  115,057   $    58,075
 Income taxes paid                                          $         -    $         -    $        -   $         -

NON-CASH FINANCING ACTIVITIES:
 Series A preferred stock dividend                          $    25,432    $    35,605    $   35,605   $         -
 Series B preferred stock dividend                          $         -    $    20,891    $    5,223   $    47,085
 Conversion of short-term debt to Series B preferred stock  $         -    $ 1,400,000    $1,400,000   $         -

  The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
1. ORGANIZATION:
   -------------

     Catalog.com, Inc. (the "Company"), formerly Ethos Communications Corp., based in Oklahoma City, Oklahoma, was incorporated in Oklahoma on February 28, 1996, and provides Internet services including an online catalog search engine (Catalog.com), Internet access, web hosting and Internet application development. The Company conducts its business within one industry segment with web hosting customers in all 50 states and 50 foreign countries. Internet access services are provided in the Dallas/Ft. Worth, Texas, Oklahoma City and Tulsa, Oklahoma markets.

     The Company is the successor to the operations of Washita Communications, LLC ("Washita"). Washita was owned by the current majority stockholders of Catalog.com. Effective February 29, 1996, the assets and liabilities of Washita and $468,000 from BancFirst Investment Corporation, were exchanged for common stock in the Company. On July 31, 1998, the Company purchased certain fixed assets, accounts receivable, web hosting assets and electronic commerce assets from a sole proprietor for $1.2 million ("Network Wizards Assets"). Included in these assets were the rights to the domain name "Catalog.com." Upon completion of this purchase, the Company began doing business as Catalog.com. Effective April 14, 1999, the Company changed its name to Catalog.com, Inc.

     The Company's future success is dependent on continued growth in the use of the Internet and on its ability to retain existing customers while continuing to attract new customers. The market for Internet services is characterized by rapidly changing technology, standards, services and products. The Company's success will depend, in part, on its ability to market its services effectively, retain its customer base, and to continue to develop its technical infrastructure and solutions.

     All per share amounts for the Company's common stock and Series B preferred stock have been retroactively adjusted to reflect the Company's stock split, discussed in Note 11.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Interim Financial Statements

     The interim financial statements as of September 30, 2000, and for the nine-month periods ended September 30, 1999 and 2000, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included.

Property and Equipment

     Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:

                                             Years
                                             -----
          Computer equipment                     3
          Furniture and fixtures                 5
          Leasehold improvements               5-6

     Depreciation of property and equipment was approximately $229,500 and $284,000 for the years ended December 31, 1998 and 1999, respectively.

Software Development Costs

     The Company's online service is comprised of various features which contribute to the overall functionality of the Catalog.com website. The Company capitalizes costs incurred in the development of software used in the sale of its services. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. Research and development costs are expensed as incurred until technological feasibility of the software has been established. Once technological feasibility has been established, such costs are capitalized until the software is available for its intended use. Software development costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Accumulated amortization of $239,916 is deducted from software development costs on the accompanying balance sheet at December 31, 1999. Amortization expense relating to software development costs totaled approximately $85,000 and $119,000 during 1998 and 1999, respectively.

     Effective January 1, 1998, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company's adoption of SOP 98-1 did not have a material effect on the Company's capitalization policy, operations or financial position.

Customer List

     Customer list capitalized cost relates to the portion of the total purchase price of the Network Wizards Assets purchased in 1998 allocated to the customer base acquired in the acquisition. Customer list is being amortized on a straight-line basis over a 7-year period. Amortization expense of the customer list during 1998 and 1999 totaled approximately $69,200 and $165,100, respectively.

Domain Names

     Domain names capitalized cost consist of the purchase price paid by the Company to acquire rights to domain names such as "catalog.net," "mycatalog.com" and "catalog.com." Domain names are amortized on a straight-line basis over a 7-year period. Amortization expense for domain names during 1998 and 1999 totaled approximately $600 and $7,700, respectively.

Other Assets

     Other assets consist primarily of trademark rights, deferred charges, and deposits. The trademark rights are net of accumulated amortization of $2,126, and are being amortized over 15 years. Deferred charges relate to costs incurred in connection with the Company's borrowing under the United States Small Business Administration loan. These costs are being amortized over the life of the loan and are shown net of accumulated amortization of $5,244 in the accompanying balance sheet. Deposits represent security deposits on the Company's leased facilities.

Revenue Recognition

     Internet access and web hosting services, subscription and usage fees are earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are recorded as deferred revenue in the accompanying balance sheets.

     No one customer accounted for 10% or more of net revenues during 1998 or 1999.

Advertising Costs

     Advertising costs are charged to operations when incurred. Advertising expense during 1998 and 1999 totaled approximately $12,800 and $335,000, respectively.

Income Taxes

     Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax assets and liabilities are computed using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

     Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the period in which the temporary differences are expected to be used. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables, capital lease obligations and bank debt. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of capital lease obligations and bank debt approximates its carrying value based on the borrowing rates currently available to the Company for leases and bank loans with similar terms and maturities.

Concentration and Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

Loss Per Common Share

     The Company computes basic and diluted loss per common share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the Company to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and all potentially dilutive common stock equivalents outstanding. The impact of stock options, warrants and convertible preferred stock on the Company's loss per common share is anti-dilutive.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Comprehensive Loss

     In 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." Net loss for the periods ended December 31, 1998 and 1999, are the same as comprehensive loss defined pursuant to SFAS No. 130.

Business Segments

     The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Recently Issued Accounting Pronouncements

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB101 and therefore, SAB101's adoption will have no material impact on the Company's financial condition, results of operations or cash flows.

3. LONG-TERM DEBT:
   ---------------

     The Company's long-term debt at December 31, 1999, consists of the following:

     Line of credit agreement (a)                               $       -
     Promissory note with a stockholder (b)                             -
     SBA loan with a bank (c)                                     714,497
     Term loan with a bank (d)                                          -
     Note payable (e)                                              41,682
                                                                ---------

          Total long-term debt                                    756,179

          Less- Current maturities                               (142,708)
                                                                ---------

          Long-term debt                                        $ 613,471
                                                                =========

(a) In October 1996, the Company entered into a revolving line of credit agreement with a bank which is an affiliate of a stockholder of the Company. Under the revolving line of credit, the Company could borrow up to $100,000. Borrowings bear interest at a rate of 2% over the prime rate of larger commercial banks. The outstanding principal plus all accrued interest as of April 30, 1997, was due in 24 monthly payments beginning May 30, 1997, and continuing on the 30th day of each month until maturity on April 30, 1999. Borrowings under this agreement were secured by all furniture, fixtures, equipment, software, inventory and accounts of the Company. During 1999, the outstanding balance was paid in full and the line expired.

(b) In February 1996, the Company borrowed $64,000 under an unsecured promissory note, bearing no interest, with a stockholder of the Company. The bank, its affiliate, and the Company share a common director. Principal payments of $3,556 were due monthly with the remaining balance due at maturity on December 1, 1997. On December 1, 1997, the note was amended to provide for 10% interest until paid in full with no stated maturity date or mandatory principal payments. During 1999, the outstanding balance was paid in full as a condition of the redemption of the Series A Preferred Stock issued to the bank's affiliate in 1998 (see Note 7).

(c) On July 31, 1998, the Company borrowed $1,000,000 under a United States Small Business Administration loan through a bank which is an affiliate of a stockholder of the Company. The note bears interest at a rate equal to Wall Street Journal prime plus 2.5% adjusted quarterly (10.75% at December 31, 1999). Principal and interest payments of $17,123 are due monthly until maturity on July 31, 2005. The note is secured by all assets of the Company and a personal guarantee of the Chief Executive Officer of the Company. During December 1999, the Company made an additional principal payment of $132,733 on the outstanding balance.

(d) On July 28, 1998, the Company borrowed $300,000 under a note payable to a bank which is an affiliate of a stockholder. The note bears interest at a 10% fixed rate with interest payments due monthly. Four principal payments of $60,000 were due annually beginning July 28, 1999, with a fixed principal and interest payment of $60,500 due at maturity on July 28, 2003. In addition, contemporaneous with the Company's redemption of the Series A Preferred, all outstanding principal and interest was required by the Share Exchange Agreement to be paid under this note. The note is secured by a personal guarantee of the Chief Executive Officer of the Company. During 1999, the outstanding balance was paid in full in connection with the redemption of the Series A Preferred discussed in Note 7.

(e) In August 1999, the Company borrowed $44,965 under two unsecured notes payable with a finance company. The notes bear interest at a 10.26% fixed rate with interest and principal payments of $953 due monthly until maturity on July 31, 2004.

     On July 23, 1999, the Company borrowed $1,400,000 under a bridge loan agreement with eight individuals (the "Bridge Loans"). The Bridge Loans bore interest at a fixed rate of 7.0% with interest payments due on the last day of the year. A director of the Company held $150,000 of these Bridge Loans. All principal, plus any accrued interest, was due on the earlier of a Qualified Private Placement or July 23, 2000. The Bridge Loans were convertible to preferred stock at a price per preferred share equal to $4.50, as adjusted for the stock split, upon the closing of any qualified private placement offering provided that the Company was in compliance with the terms of the loan agreement. Proceeds from the Bridge Loans were used to fund the required cash component of the Series A preferred stock redemption, pay all Mandatory and Accrued Dividends and pay off the $300,000 of outstanding indebtedness and accrued interest under the Company's term loan described in (d). On August 25, 1999, the Bridge Notes were converted into 311,114 shares of Series B preferred stock.

       The annual maturities of long-term debt at December 31, 1999, are as follows:

              2000                                        $142,708
              2001                                         158,787
              2002                                         176,679
              2003                                         196,587
              2004 and thereafter                           81,418
                                                          --------

              Total                                       $756,179
                                                          ========

4. CAPITAL LEASE OBLIGATIONS:
   --------------------------

     The Company leases computer equipment under three capital leases each expiring in 2000. The assets and liabilities under these capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

     Minimum future lease payments under capital leases as of December 31, 1999, are:

               2000                                          $60,871

               Less-Amount representing interest              (1,293)
                                                             -------

               Present value of net minimum lease payment    $59,578
                                                             =======

     Interest rates on capitalized leases vary from 7.05% to 7.31% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

5. COMMITMENTS:

     The Company has operating leases on facilities and certain equipment. At December 31, 1999, lease rental commitments under noncancelable leases with original terms in excess of one year are as follows:

               2000                                       $  246,308
               2001                                          214,182
               2002                                          188,429
               2003                                          182,029
               2004                                          143,883
               2005 and thereafter                            27,020
                                                          ----------

               Total                                      $1,001,851
                                                          ==========

6. INCOME TAXES:
   -------------

     The differences between the provision for income taxes at the expected Federal statutory rates and the provision for income taxes recorded in the statements of operations are summarized as follows:

                                                                Year Ended December 31,
                                                          -----------------------------------
                                                                1998               1999
                                                          -----------------  ----------------
    Federal income tax provision (benefit) at statutory           $(13,490)        $(345,699)
     rates
    State income taxes, net of Federal income tax
     benefit                                                        (1,591)          (40,670)

    Nondeductible expenses                                           3,142             2,366
    Tax exempt interest                                                  -           (15,831)
    Change in valuation allowance                                   11,939           399,834
                                                                  --------         ---------

    Provision for income taxes                                    $      -         $       -
                                                                  ========         =========

     The significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, are as follows:

     Deferred tax assets:
        Deferred revenue                                           $ 121,028
        Depreciation                                                  55,912
        Amortization of intangibles                                   44,852
        Net operating losses                                         332,263
        Other                                                          3,766
                                                                   ---------

          Gross deferred tax assets                                  557,821
                                                                   ---------

     Deferred tax liabilities:
        Other                                                            261
                                                                   ---------

     Less- Valuation allowance                                      (557,560)
                                                                   ---------

          Total deferred tax assets                                $       -
                                                                   =========

     A valuation allowance has been established due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets. The establishment of the valuation allowance has not resulted in a current or deferred income tax provision or benefit. The valuation allowance was established in 1996 and increased in 1998 and 1999 because of temporary differences that increased the recorded deferred tax assets.

     For income tax purposes, the Company has net operating loss carryforwards of approximately $874,000 which begin to expire in year 2013.

7. STOCKHOLDERS' DEFICIT AND PREFERRED STOCK:
   ------------------------------------------

     Upon its incorporation, the Company was authorized to issue up to 40,000 shares of common stock and 10,000 shares of preferred stock, both classes with a par value of $1.00. On May 22, 1997, the Company's Board of Directors increased the total authorized number of shares to 20 million shares consisting of 19 million shares of common stock and 1 million shares of preferred stock. In addition, the par value on both classes of stock was changed to $.01 per share.

     On May 28, 1997, the Company effected a 200 for 1 stock split of the Company's $.01 par value common stock. As a result of the split, 3,980,000 additional shares were issued, and additional paid-in capital was reduced by $20,000, offset by an increase in common stock at par.

     On July 23, 1998, the Board of Directors designated 675,255 shares of the Company's $.01 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred"). Cumulative dividends on the Series A Preferred were to be declared annually and paid out of funds legally available at the rate per annum of $.0208 per share ("Mandatory Dividends"). In addition, the holders of Series A Preferred Stock were to be entitled to receive, out of funds legally available, annual dividends at the rate per annum of $.0208 per share, when, as and if declared by the Board of Directors (the "Elective Dividend"). Unpaid Mandatory and Elective Dividends were to accrue from day to day, whether or not earned or declared, and were to be cumulative.

     The Holder of the Series A Preferred Stock had the right at its option at any time prior to the issuance by the Company of a redemption notice or an initial public offering ("IPO") notice to convert all, but not less than all, of such shares of Series A Preferred into an equal number of fully paid and nonassessable shares of common stock.

     The Company had the right at any time to redeem all, but not less than all, of the issued and outstanding shares of Series A Preferred Stock by paying $467,952 cash ($.693 per preferred share) plus all unpaid dividends, whether or not declared, computed to such redemption date and issuing to the holders of Series A Preferred a certain number of shares of common stock. The number of common shares required to be issued upon redemption by the Company was as follows:

                                                            Number of
          Redemption Date                                 Common Shares
          ---------------                                 -------------
          On or before July 31, 1999                         627,022
          August 1, 1999 through July 31, 2000               835,966
          August 1, 2000 through July 31, 2001             1,074,870
          After July 31, 2001                              1,350,510

     On July 28, 1998, the Company entered into a Share Exchange Agreement with a stockholder whereby the Company issued 675,255 shares of Series A Preferred in exchange for 1,600,000 shares of common stock held by the stockholder. The stockholder is an affiliate of the Company's bank lender. As a result of the exchange, the Series A Preferred was valued at $433,085 or $1.24 per preferred share with the cash redemption feature of $406,915 (discounted from first redemption date). The Company determined the value of the common stock received to be $840,000 based on the features of the common stock/preferred stock exchange. The value of the Series A Preferred was determined to be the value of common stock received, less the cash redemption feature at the date of the exchange. During 1998 and 1999, the Company recorded dividends of $25,432 and $35,605, respectively, associated with the cash redemption feature of the Series A preferred stock.

     On April 2, 1999, the Company issued 252,000 shares of common stock, $.01 par value for $630,000.

     On April 12, 1999, the Company's Board of Directors increased the total authorized number of shares of the Company to 21 million shares consisting of 19 million shares of common stock and 2 million shares of preferred stock.

     On July 28, 1999, the Company redeemed and cancelled all 675,255 outstanding shares of the Series A Preferred at a total redemption price of $467,952 in cash plus the issuance of 627,022 shares of common stock as provided for by the preferred stock redemption features. The 627,022 shares of common stock were recorded at $433,085, the carrying value of the preferred stock at the date of redemption. In addition, the Company declared and paid cash dividends totaling $28,077. As required by the Share Exchange Agreement and as a condition of the redemption, the Company repaid the $300,000 loan from the bank affiliated with the Series A Preferred stockholder.

     On August 25, 1999, the Board of Directors designated 800,000 shares of the Company's $.01 par value preferred stock as Series B Convertible Preferred Stock ("Series B Preferred"). Dividends upon the Series B Preferred Stock shall be paid out of funds legally available annually beginning on August 1, 2001, at the rate per annum of $.27 per share ("Mandatory Dividend" and collectively the "Mandatory Dividends"). In addition, commencing on August 1, 2001, the holders of Series B Preferred shall be entitled to receive, out of funds legally available additional annual dividends at the rate per annum of $.27 per share, when, as and if declared by the Board of Directors. All dividends accrue from day to day, whether or not earned or declared and are cumulative from August 1, 2001.

     The holders of the Series B Preferred have the right, at their option at any time, to convert any such shares of Series B Preferred into such number of shares of common stock as is obtained by multiplying the number of shares of Series B Preferred so to be converted by the conversion price of $4.50 per share, as adjusted for the 2 for 1 stock split. On July 31, 2004, the Company must redeem any outstanding shares of the Series B Preferred at a redemption price of $4.50 per share.

     On August 25, 1999, the Company entered into a Share Exchange Agreement with the bridge loan holders whereby the Company converted the $1.4 million of bridge loans into 311,114 shares of Series B Preferred Stock. During 1999, the Company also issued 483,084 shares of Series B Preferred for $1,860,541, net of issuance costs of $313,350. The Series B Preferred are recorded at their redemption value with the issuance cost reflected in other assets on the accompanying December 31, 1999 balance sheet. The preferred stock issuance costs are being amortized over a 5-year period as a preferred stock dividend.

     As of December 31, 1999, the Company had outstanding warrants to purchase 25,000 and 112,752 shares of the Company's common stock and Series B preferred stock, respectively, each at a price of $4.50 per share. These warrants were issued at various dates from August through October of 1999, are exercisable upon issuance and expire at various dates through 2006.

8. PURCHASE OF WEB HOSTING ASSETS:
   -------------------------------

     On July 31, 1998, the Company acquired substantially all of the assets of a web hosting business operated by a sole proprietor for $1.2 million ("Lotter Assets"). The acquisition was accounted for using the purchase method, with the purchase price allocated to assets and liabilities acquired based on their respective fair values at the date of acquisition and, accordingly, the accompanying statements of operations do not include any revenues or expenses related to the acquisition prior to the acquisition date. Of the total purchase price, approximately $10,000 was allocated to non-compete agreement, approximately $10,000 was allocated to domain name, and the remainder was allocated to customer list. Following are the Company's unaudited pro forma results for 1998 assuming the acquisition occurred on January 1, 1998 (in thousands):

  Pro forma:
     Net revenues                                                              $2,206
     Net loss                                                                  $ (221)
     Net loss applicable to common stockholders                                $ (246)
     Basic net loss applicable to common stockholders per common
      share                                                                    $ (.07)

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of the results of operations, which would have actually resulted had the purchase occurred on the date indicated, or which may result in the future.

9. EMPLOYEE BENEFIT PLAN:
   ----------------------

     Effective January 1, 1998, the Company adopted a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). Contributions to the 401(k) Plan are made at the discretion of the Company. Any contributions are allocated to the participants' individual accounts based on the ratio of the participant's compensation to total participant compensation. Employees become eligible for participation in the 401(k) Plan upon employment with the Company and attaining the age of 21. Employees can make contributions to the 401(k) Plan up to 12% of their compensation. Upon a discretionary contribution by the Company, participants will vest in the Company contribution at a rate of 20% for each full year of continuous service beginning in year two of employment. Amounts forfeited are allocated annually to the remaining participants in the same manner as the Company's contribution. During 1998 and 1999, the Company made no discretionary contributions to the 401(k) Plan.

10. STOCK BASED COMPENSATION:
    -------------------------

     On May 22, 1997, the Company's Board of Directors approved The Ethos Communication Corp., subsequently renamed Catalog.com, 1997 Stock Option Plan (the "1997 Plan") and set aside 200,000 shares of common stock to be reserved for issuance under the plan.

     The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and loss per common share would have been reduced to the following pro forma amounts (in thousands of dollars):

                                                                  1998               1999
                                                                ---------         -----------
     Net loss applicable to common stockholders:
      As reported                                               $ (65,110)        $(1,101,335)
                                                                =========         ===========

      Pro forma                                                 $(105,135)        $(1,524,973)
                                                                =========         ===========

      Basic net loss applicable to common stockholders
       per common share:
      As reported                                               $   (0.02)        $     (0.37)
                                                                =========         ===========

      Pro forma                                                 $   (0.03)        $     (0.51)
                                                                =========         ===========

     Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

     On June 4, 1997, 132,000 options were granted with an exercise price of $1.00 per share. The exercise price was based upon the fair market value of a share of common stock at the date the option is granted. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant. Participants may exercise 100% of vested options in any given year. Each option may be exercised during a period of ten years from the date of the grant of the option.

     In March 1999, 7,500 vested stock options were exercised at $1.00 per share by an employee of the Company. In April and June 1999, an additional 29,000 and 61,500 stock options, respectively, were granted under the 1997 plan with a $2.50 per share exercise price. Of the stock options granted under the 1997 plan, 3,000 and 25,500 were subsequently forfeited in 1998 and 1999, respectively. No compensation expense was recognized for the grants.

     Effective October 1, 1999, the Company's Board of Directors approved the Catalog.com 1999 Stock Option Plan (the "1999 Plan") and set aside 340,000 shares of common stock to be reserved for issuance under the plan.

     In October 1999, 255,000 stock options were granted under the 1999 Plan with a $4.50 per share exercise price and 40,000 with a $4.95 per share exercise price. None of these options have been exercised or forfeited as of December 31, 1999, and no compensation expense was recognized for the grants. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant.

11. SUBSEQUENT EVENT:
    -----------------

     The Company is in the process of filing a form SB-2 registration statement to issue 320,000 units to the public. Each unit consists of four shares of common stock and two public warrants, with each public warrant entitling the holder to purchase one share of common stock. Prior to the registration becoming effective, a 2 for 1 stock split of the common stock will occur, and upon the registration becoming effective the Series B Preferred will be converted to 794,198 shares of common stock. Per-share and share amounts relating to both common stock and Series B Preferred stock in the accompanying financial statements have been adjusted for the split. Offering costs incurred in connection with the offering are recorded as deferred offering costs on the accompanying unaudited September 30, 2000, balance sheet until the offering is completed. Upon completion of the offering, the deferred offering costs will be netted against the proceeds received from the offering, within the stockholders' deficit section of the balance sheet. If the offering is unsuccessful, the deferred offering costs will be expensed.

Report of Independent Public Accountants


To Network Wizards:

     We have audited the accompanying statements of operations and cash flows of Network Wizards ("Network Wizards") a sole proprietorship for the period from January 1, 1998, through July 30, 1998. These financial statements are the responsibility of Network Wizards' management. Our responsibility is to express an opinion on these statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the operations and cash flows of Network Wizards for the period from January 1, 1998, through July 30, 1998, in conformity with accounting principles generally accepted in the United States.



Oklahoma City, Oklahoma,
 May 22, 2000

                                NETWORK WIZARDS

                            STATEMENT OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998



REVENUES                                                      $304,873

OPERATING COSTS AND EXPENSES:
 Communications and operations                                  27,662
 General and administrative                                    318,299
 Depreciation                                                   17,859
                                                              --------

       Total operating costs and expenses                      363,820
                                                              --------
NET LOSS                                                      $(58,947)
                                                              ========



   The accompanying notes are an integral part of this financial statement.

                                NETWORK WIZARDS

                            STATEMENT OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                         $(58,947)
 Adjustments to reconcile net loss to net cash used in operations-
   Depreciation                                                                     17,859
   Changes in current assets and liabilities-
    Increase in accounts receivable                                                   (209)
    Increase in accounts payable                                                    25,858
    Increase in deferred revenue                                                       630
                                                                                  --------

        Net cash used in operating activities                                      (14,809)
                                                                                  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                                                 (4,046)
                                                                                  --------

CASH FLOWS FROM FINANCING ACTIVITIES                                                     -
                                                                                  --------

NET DECREASE IN CASH                                                               (18,855)

CASH, beginning of period                                                           27,611
                                                                                  --------

CASH, end of period                                                               $  8,756
                                                                                  ========



   The accompanying notes are an integral part of this financial statement.

                                NETWORK WIZARDS

                   NOTES TO THE FINANCIAL STATEMENTS FOR THE
              PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998



1. BASIS OF PRESENTATION:
   ----------------------

     Mark Lotter, an individual doing business as "Network Wizards," is a sole proprietor that began operations in Menlo Park, California in 1994. Network Wizards (the "Company") primarily provides web site hosting, consultation services and some custom construction of hardware components.

     The Company's web hosting customers are located primarily throughout the United States and Japan. On July 31, 1998, all web hosting assets, including the rights to the Catalog.com domain name and the customer list of the Company, were sold to Ethos Communications Corp. for $1,200,000. Revenues associated with the web hosting assets totaled approximately $294,000 for the period of January 1, 1998, through July 30, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Property and Equipment

     Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:

                                             Years
                                             -----

          Computer equipment                   3
          Furniture and fixtures               3

Revenue Recognition

     Internet access and web hosting services encompass subscription and usage fees earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are deferred and recognized as revenue when earned.

     For the period ended July 30, 1998, one customer accounted for approximately 35 percent of revenues.

Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash, trade receivables and trade payables. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments.

Concentration and Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

Use of Estimates

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires Network Wizards to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Business Segments

     The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Income Taxes

     No provision for income taxes is provided in the accompanying financial statements as income taxes, if any, are payable by the individual taxpayer under the Internal Revenue Code.

3. ALLOCATED COSTS:
   ----------------

     Included in general and administrative expenses for the period ended July 30, 1998, is approximately $13,000 of costs associated with the use of the proprietor's home for conducting business. Also included in the allocated amount is depreciation for the home, home mortgage interest, real estate taxes and indirect utilities. Costs are allocated based upon the percentage of the home utilized in the conduct of business (35.41% during the period ended July 30, 1998).

4. PROPRIETOR COMPENSATION:
   ------------------------

     The accompanying statement of operations for the period ended July 30, 1998, includes approximately $217,000 of compensation to the sole proprietor which is included in general and administrative expense.

================================================================================


                                    [LOGO]



                               CATALOG.COM, INC.

                                  320,000 Units



                          ___________________________

                                  PROSPECTUS

                          ___________________________



                       Institutional Equity Corporation
                                1-877-467-7891

                         Capital West Securities, Inc.
                                1-877-664-6644



     Until ____________________, 2000, all dealers that buy, sell or trade our units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter with respect to their unsold allotments or subscriptions.

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Catalog.com in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except the registration fee, and assume exercise of the underwriters' over-allotment option.

              SEC registration fee.................  $   4,961
              NASD filing fees.....................      1,880
              American Stock Exchange listing fee..     20,000
              Printing and engraving expenses......    100,000
              Legal fees...........................    150,000
              Accounting fees and expenses.........    110,000
              Blue Sky fees and expenses...........      2,500
              Transfer Agent, Registrar, and
                 Warrant Agent fees................      6,000
              Miscellaneous expenses...............      4,659

                                                     ---------
              TOTAL EXPENSES.......................  $ 400,000
                                                     =========

Item 24. Indemnification of Officers and Directors

     The General Corporation Act of the State of Oklahoma grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Oklahoma statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Oklahoma statute provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

     Our bylaws provide that we shall indemnify to the full extent permitted under the General Corporation Act of the State of Oklahoma any of our directors, officers, employees, or agents, and provide for the mandatory advancement of expenses incurred by our directors, officers, employees, and agents in defending any action for which this indemnification may be available.

     Our certificate of incorporation exculpates our directors from and against certain liabilities. The certificate of incorporation provides that each of our directors will have no personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 1053 of the General Corporation Act of the State of Oklahoma regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

     In connection with this offering we intend to acquire director's and officer's liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, or breach of duty by any of our directors or officers, excluding certain matters including fraudulent, dishonest, or criminal acts against self-dealing. We anticipate that the policy will cover acts resulting in liability in an amount of up to $5,000,000.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be
required or permitted under the certificate of incorporation.   We are not aware
of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 26. Recent Sales of Unregistered Securities

     During the last three years we have issued unregistered securities to a limited number of persons, as described below (all of which have been adjusted to reflect the 2 for 1 split for all common stock approved by the board of directors on May 17, 2000). None of these transactions involved any underwriters, underwriting discounts or any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. As described in more detail below, all recipients had adequate access, through their relationships with us, to information about us:

     (1) Since inception through October 2, 2000, we granted stock options to acquire an aggregate of 489,000 shares of our common stock at prices ranging from $1.00 to $4.95 to employees and directors pursuant to our 1997 and 1999 stock option plans. These options were issued in reliance on Rule 701 of the Securities Act of 1933, and as to certain officers and directors also on Section 4(2) of the Securities Act of 1933. It is our intention to register the shares of common stock issuable under our stock option plans under a Form S-8 Registration Statement after this offering but prior to the exercise of any options issued under the stock option plans.

     (2) On June 18, 1997, August 29, 1997, and on September 3, 1997, we sold an aggregate 85,000 shares of common stock to seven non-accredited investors who were acquaintances of our President, two of our officers, and our President's brother and father, for an aggregate $85,000. These shares were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933. Each investor was financially sophisticated and received a private placement memorandum that included our financial statements.

     (3) On October 30, 1997, we issued 23,810 shares of common stock to Phillips McFall McCaffrey McVay & Murrah, P.C., our former legal counsel and an accredited investor, in consideration for legal services. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. Phillips McFall had access to all of our corporate and financial information by virtue of its status as our legal counsel.

     (4) On July 28, 1998 we issued 675,255 shares of Series A preferred stock to BancFirst Investment Corp., an accredited investor, in exchange for 1,600,000 shares of common stock held by BancFirst Investment Corp. pursuant to the terms of a Share Exchange Agreement between us and BancFirst Investment Corp. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. BancFirst Investment Corp. had access to all of our corporate and financial information by virtue of his status as an affiliate of our lender.

     (5) On March 15, 1999, we issued 7,500 shares of common stock to a former employee upon the exercise of certain stock options at an exercise price per share of $1.00 held by such former employee. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. The former employee was a sophisticated investor and had access to all of our corporate and financial information by virtue of his status as a key employee.

     (6) On April 2, 1999, we issued 240,000 shares of common stock to Schloss Brothers, L.P., an accredited investor, for an aggregate of $600,000. These shares were issued in reliance on Rule 506 of Regulation D under the Securities Act of 1933. Schloss Brothers had access to all of our corporate and financial information pursuant to the terms of a stock purchase agreement dated April 1, 1999.

     (7) On May 28, 1999, we issued 12,000 shares of common stock to Santa Fe Capital Group (NM), Inc., an accredited investor, for an aggregate of $30,000 upon exercise of a warrant issued to Santa Fe Capital Group in connection with the private placement of shares closed April 1, 1999. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. Santa Fe had access to all our corporate and financial information by virtue of its relationship to Schloss Brothers.

     (8) On July 28, 1999, we issued 627,022 shares of common stock to BancFirst Investment Corp., an accredited investor, in exchange for the redemption of all outstanding shares of Series A preferred stock at a redemption price of approximately $468,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. BancFirst had access to all of our corporate and financial information by virtue of its status as an affiliate of our lender.

     (9) On August 25, 1999, and September 11, 1999, we issued an aggregate of 794,198 shares of Series B preferred stock to 21 accredited investors for an aggregate offering price of $3,573,879. These shares were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933. These investors received a private placement memorandum that included our financial statements.

     (10) On August 2, 1999, we issued warrants to purchase 5,000 shares of common stock at an exercise price of $4.50 per share to Net Me Up, a sophisticated investor, as a portion of the purchase price for the domain name "mycatalog.com" and certain rights relating to the domain name. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. This investor received a private placement memorandum that included our financial statements.

     (11) On August 25, 1999, we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Richmont Opportunity Management Partners L.P., an accredited investor, in connection with the purchase by Richmont Opportunity Management, L.P. of 111,111 shares of Series B preferred for an aggregate purchase price of $1,000,000. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. This investor received a private placement memorandum that included our financial statements.

     (12) On September 8, 1999, we issued warrants to purchase 20,000 shares of common stock at an exercise price of $4.50 per share to Interactive Applications Group, Inc., as a portion of the purchase price for the domain name "Catalog.net" and certain rights relating to the domain name. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. This investor was financially sophisticated and received a private placement memorandum that included our financial statements.

     (13) On September 10, 1999, we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Pro Silver Star, Ltd., an accredited investor, in connection with the purchase by Pro Silver Star, Ltd. of 111,111 shares of Series B preferred for an aggregate purchase price of $1,000,000. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. This investor received a private placement memorandum that included our financial statements.

     (14) On December 1, 1999, we issued warrants to purchase 68,308 shares of Series B preferred stock at an exercise price of $4.50 per share and paid $284,433 in cash to cover fees and out-of-pocket expenses, to Southwest Securities, Inc., an accredited investor, as partial compensation in connection with the execution of an amendment to a letter agreement dated February 24, 1999. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. This investor received a private placement memorandum that included our financial statements.

     (15) On April 12, 2000, we issued warrants to purchase 8,000 shares of common stock at an exercise price of $4.50 per share to The Towler Group L.L.C., a sophisticated investor, for consulting services. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933. At the time of the issuance, this investor possessed our summary financial information and had access to all of our financial information.

     (16) On June 4, 2000, we issued 3,000 shares of common stock to a former employee upon the exercise of stock options held by such employee at an exercise price per share of $1.00. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933. The former employee was a sophisticated investor and had access to our corporate and financial information by virtue of his status as one of our key employees.

Item 27. Exhibits and
Financial Statement Schedules

(a)    Exhibits.

1.1   Form of Underwriting Agreement(1).

3.1   Form of Amended and Restated Certificate of Incorporation (2).
3.2   Amended and Restated Bylaws (2).
4.1   Specimen common stock certificate (2).
4.2 See Exhibits 3.1 and 3.2 for provisions defining the rights of holders of common stock of the registrant.

4.3   Form of Warrant between us and the underwriters (1).
4.4   1999 Stock Option Plan (2).
4.5   1997 Stock Option Plan (2).

4.6   Form of Warrant Agreement (1).

4.7   Form of Warrant Certificate included in Exhibit 4.6.

5.1   Opinion of Conner & Winters, A Professional Corporation (1).
10.1  Amended and Restated Registration Rights Agreement (2).

10.2 Preferred Stock Purchase Warrant, dated August 25, 1999, issued to Richmont Opportunity Management Partners, L.P. (2). The Preferred Stock Purchase Warrant issued August 25, 1999, to Pro Silver Star, Ltd. for the purchase of 22,222 shares of our Preferred Stock is substantially similar to the foregoing Preferred Stock Purchase Warrant and will be provided to the Commission upon request.
10.3 Loan Agreement dated July 31, 1998, between us and the U.S. Small Business Administration (2).
10.4  Asset Purchase Agreement dated July 9, 1998, between us and Mark K. Lotter
      (2).
10.5 Noncompetition Agreement dated July 31, 1998, between us and Mark K. Lotter (2).
10.6  Form of Lock-up Agreement (2).
10.7 Lease Agreement dated January 7, 1999, by and between us and CB Parkway Business Center, Ltd. (2).
10.8 First Amendment to Lease Agreement dated July 31, 1999, by and between us and CB Parkway Business Center II, Ltd. (2).
10.9 Office Lease dated July 1999, by and between us and TMK Income Properties, L.P. (2).

10.10 Amendment to Preferred Stock Purchase Warrant, between us and Richmont Opportunity Management Partners, L.P. (2). The Amendment to Preferred Stock Purchase Warrant between us and Pro Silver Star, Ltd. is substantially similar to the foregoing Amendment to Preferred Stock Purchase Agreement and will be provided to the Commission upon request.
23.1  Consent of Conner & Winters included in Exhibit 5.1.
23.2  Consent of Arthur Andersen LLP (1).
24.1  Powers of Attorney (2).

27.1  Financial Data Schedule (1).

------------------------

(1)  Filed electronically herewith.
(2)  Previously filed.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, Oklahoma, State of Oklahoma on this 3rd day of November, 2000.

                                    CATALOG.COM, INC.


                                    By: /s/ Robert W. Crull
                                        ------------------------------------
                                        Robert W. Crull
                                        President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dated stated:

     Signature                            Title                         Date
     ---------                            -----                         ----
     /s/ Robert W. Crull               President, Chief Executive    November 3, 2000
     -------------------------------
     Robert W. Crull                   Officer, Director


     /s/ David D. Gaither              Chief Financial Officer &     November 3, 2000
     -------------------------------
     David D. Gaither                  Principal Accounting Officer

               *                       Vice President of Customer    November 3, 2000
     -------------------------------
     D. Len Reeves                     Service and General Manager

               *                       Director                      November 3, 2000
     -------------------------------
     Bill C. Miller

               *                       Director                      November 3, 2000
     -------------------------------
     Rodric M. Phillips, Jr., M.D.

               *                       Director                      November 3, 2000
     -------------------------------
     David E. Rainbolt

     *By:  /s/ Robert W. Crull
          --------------------------
               Attorney-in-Fact
               ----------------